EXHIBIT 4.12

SUBLEASE

Dated as of December 21, 2001

Between

BAXTER CAPITAL CORPORATION,

as the Sublessor,

and

ACAMBIS, INC.

as the Sublessee.

SECTION 26.15. Sublessee Indemnification	49
SECTION 26.16. Other Agreements	50
SECTION 26.17. Brokers	50
SECTION 26.18. Further Assumces	50

SUBLEASE

     THIS SUBLEASE (as hereafter supplemented by any Equipment Schedule or otherwise amended, the “Sublease”) dated as of December 21, 2001, between BAXTER CAPITAL CORPORATION, a Delaware corporation, as sublessor (together with its permitted. successors and assigns, the “Sublessor”), and ACAMBIS, INC, a Delaware corporation, as sublessee (in such capacity, the “Sublessee”).

W I T N E S S E T H:

     WHEREAS, contemporaneously with the execution and delivery of this Sublease, SMBC Leasing and Finance, Inc. (“Prime Lessor”) has acquired the Property, the Initial Leasehold Improvements and Initial Equipment identified in Equipment Schedule No 1 and other. Equipment identified in Equipment Schedule No. 2; and

     WHEREAS, the Sublessor is the lessee of the Property and Equipment (or, subject to the provisions of Section 19.3, will be the lessee of Equipment acquired after the date hereof) pursuant to that certain Lease (the “Prime Lease”) dated as of December 21, 2001, between the Sublessor and the Prime Lessor;

     WHEREAS, the Sublessor desires to Sublease to the Sublessee, and the Sublessee desires to sublease from the Sublessor, the Property and the Equipment, subject to the terms of this Sublease;

     WHEREAS, the description of the items of Equipment and the Acquisition Date and Acquisition Cost for each item of Equipment shall be contained in the Equipment Schedules from time to time executed and delivered by the Sublessor and the Sublessee in accordance with the terms of this Sublease; and

     WHEREAS, the Sublessee acknowledges that the Sublessor’s rights and interest in the Property, and Equipment are subject to the rights and interests of the Prime Lessor, as the fee owner, and the other Senior Interest Holders (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing, and of other good and. valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

     SECTION 1. 1. Definitions. The following capitalized terms shall have the meanings ascribed below whenever such terms are used in this Sublease.

     “Accrued Building Rent ” is defined in paragraph (a) of the definition of “Building Rent.”

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     “Accrued Equipment Rent” is defined in paragraph (a) of the definition of “Equipment Rent.”

     “Acquisition Cost” means with respect to any Equipment subleased hereunder, the “Acquisition Cost” thereof designated in the applicable Equipment Schedule. The Acquisition Cost shall consist of the cost of the Equipment, plus other customary costs included in the vendor’s invoice therefor, including without limitation, taxes, delivery charges and installation charges.

     “Acquisition Date” is defined in Section 2.1(a) hereof.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common ownership or control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, trust arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Amortizable Building Balance” means the amount (if any) by which the Building Balance as of the first day of the Third Rental Period exceeds the Building Acquisition Cost.

     “Amortizable Equipment Balance” means an amount equal to eighty-eight percent (88%) of the Equipment Balance as determined as of the first day of the Third Rental Period.

     “Applicable Law” means all existing applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Property or the use of the Equipment).

     “Appraisal” means an appraisal of each of the Property and the Equipment, respectively, by each Appraiser, in form and substance satisfactory to the Sublessor and Prime Lessor, which complies in all material respect with the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other Applicable Law. The Appraisal, with respect to the Property will appraise: (i) the Fair Market Sales Value of the Land as of the Commencement Date, (ii) the Fair Market Sales Value of the Improvements on such Land as of the Commencement Date, (iii) the economic useful life of the Property, (iv) the Fair Market Sales Value of the Land and Improvements as o the Expiration Date, and (v) such other matters as the Sublessor may reasonably specify. The Appraisal, with respect to the Equipment, will appraise the Fair Market Sales Value of the Equipment as of the appropriate Acquisition Date and as of the Expiration Date.

     “Authorized Officer” means the president, any vice president or the chief financial officer of the Sublessee, and any other officer of the Sublessee designated as an “Authorised Office”

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under this Sublease by resolution of the board of directors of the Sublessee, a certified copy of which resolution is furnished to the Sublessor.

     “Base Rate” means the Prime Rate, plus three percent (31%) per annum. The Base Rate applicable to any calendar quarter shall be the Base Rate determined as of the first Business Day of such calendar quarter, and the same shall remain in effect until the first Business Day of the next succeeding calendar quarter.

     “Basic Rent” means the sum of the Building Rent and the Equipment Rent.

     “Basic Rent Payment Date” means the last business day of each calendar quarter and the Expiration Date or such earlier date on which this Sublease shall terminate or be terminated in accordance with the terms hereof

     “Basic Term” is defined in Section 2.2 hereof

     “Building Acquisition Cost” means the acquisition cost of the Land and Building Shell, which the parties acknowledge and agree is $2,250,000.

     “Building Balance” means, at any time, the sum of (a) the Building Acquisition Cost plus (b) all Accrued Building Rent that is added to the Building Balance pursuant to paragraph (a) of the definition of “Building Rent,” less (c) amounts paid by the Sublessee as Building Rent pursuant to paragraph (c)(i) of the definition of “Building Rent” (but not any other payments of Rent).

     “Building Rent” means the rent payable hereunder with respect to the Land and Building Shell in the amounts determined and payable as follows:

(a) First Rental Period. Building Rent for the First Rental Period shall be in an amount equal to interest at the Base Rate on the Building Balance from time to time outstanding. Except as otherwise provided in Section 3. 1(c), no Building Rent shall be payable during the First Rental Period (but the Sublessee may elect to pay Building Rent during the First Rental Period as provided, in Section 3. 1 (b) hereof). On each Basic Rent Payment Date during the First Rental Period, all Building Rent accrued as of such date and not paid (“Accrued Building Rent” ) shall be added to the Building Balance.

(b) Second Rental Period. Building Rent for the Second Rental Period shall be in an amount equal to interest at the Base Rate on the Building Balance from time to time outstanding.

(c) Third Rental Period. During the Third Rental Period the Building Rent payable on each Basic Rent Payment Date shall be the sum of (i) an amount equal, to one twelfth (1/12) of the Amortizable Building Balance (if any), which payment shall be applied to the reduction of the Building Balance, plus (ii) an amount equal to interest at the Base Rate on the Building Balance from time to time outstanding. It is the intent of the parties hereto that, if there is an Amortizable Building Balance, then if all installments of the Building Rent are paid in full when due in accordance herewith until the Expiration Date, the Amortizable Building Balance shall be paid in full by the Expiration Date and,, at the Expiration Date, the Building Balance shall equal the Building Acquisition Cost.

     “Building Shell” means the building located on the Land on the date hereof, together with all improvements and appurtenances thereto, specifically excluding therefrom the Initial Leasehold Improvements and Initial Equipment.

     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Boston, Massachusetts are authorized or required by law to close.

     “Casualty” means any, damage or, destruction of all or any portion of the Property or the Equipment as a result of a fire, flood, earthquake or other casualty or catastrophe.

     “Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims,, demands, settlements, costs and expenses (including,, without limitation, reasonable legal fees and expenses) of any nature whatsoever.

     “Commencement Date” is defined in Section 2.2 hereof.

     “Condemnation” means, with respect to the Property or Equipment, any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Property or Equipment or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain,, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Property or alter the pedestrian or vehicular traffic flow to the Property so as to result in change in access to the Property (such that there is a material adverse effect on the operation of the Property), or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A “Condemnation” shall be deemed to have occurred on the earliest of the dates that use, occupancy or title vests in the condemning authority.

     “Environmental Laws” means all applicable federal, state, or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders directed to the Sublessee or any of its Affiliates) relating to or imposing liabilities or standards of conduct concerning protection of health or the use, handling, storage, recycling, disposal, discharge, transport, treatment or generation of Hazardous Materials and in effect in any and all jurisdictions in which the Sublessee or any of its affiliates.

     “Environmental Violation” means, with respect to the Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

     “Equipment” means (a) the Initial Leasehold Improvements and Initial Equipment and (b) all other equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever now or hereafter subleased by the Sublessor to the Sublessee under this Sublease as identified in each Equipment Schedule executed and delivered after the date hereof.

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     “Equipment Balance” means, at any time, the sum of (a) the Acquisition Costs of all. Equipment, plus (b) all Accrued Equipment Rent that has been added to the Equipment Balance pursuant to paragraph (a) of the definition of “Equipment Rent,” less (c) any amounts paid by he Sublessee as Equipment Rent pursuant to paragraph (c)(i) of the definition of “Equipment Rent” (but not any other payments of Rent).

     “Equipment Purchase Notice” is defined in Section 19.1 hereof

     “Equipment Rent” means the rent payable hereunder with respect to the Equipment in the amounts determined and payable as follows:

(a) First Rental Period. Equipment Rent for the First Rental Period shall be an amount equal to interest at the Base Rate on the Equipment Balance from time to time outstanding. Except as otherwise provided in Section 3.l(c), no Equipment Rent shall be payable during the First Rental Period (but the Sublessee may elect to pay Equipment Rent during the First Rental Period as provided in Section 3. 1(b) hereof). On each Acquisition Date and on each Basic Rent Payment Date during the First Rental Period, all Equipment Rent accrued as of such date and not paid (“Accrued Equipment Rent”) shall be added to the Equipment Balance.

(b) Second Rental Period. Equipment Rent for the Second Rental Period shall be an amount equal to interest at the Base Rate on the Equipment Balance from time to time outstanding.

(c) Third Rental Period. During the Third Rental Period the Equipment Rent payable on each Basic Rent Payment Date shall be the sum of (i) an amount equal to one-twelfth (1/12) of the Amortizable Equipment Balance, which payment shall be applied to the reduction of the Equipment Balance, and (ii) an amount equal to interest at the Base Rate on the Equipment Balance from time to time outstanding. It is the intent of the parties hereto that, if all installments of the Equipment Rent are paid in full when due in accordance herewith until the Expiration Date, the Amortizable Equipment Balance shall be paid in full by the Expiration Date and, at the Expiration Date, the Equipment Balance shall equal twelve percent (12%) of the aggregate Acquisition Cost of the Equipment.

     “Equipment Schedule” is defined in Section 2.1(a) hereof

     “Event of Loss” means any of the following:

(i) a Condemnation that: (i) involves a taking of the Prime Lessor’s entire interest in the Land or Equipment or (ii) in the reasonable judgment of the Prime Lessor, has adversely effected the aggregate Fair Market Sales Value as set forth in the Appraisals, delivered to Sublessor and Sublessee on the Commencement Date. (or the Acquisition Date with respect to the Equipment) by more than $2,000,000 or reduced the useful life or residual value of the Property by more than 5%,

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(ii) a Casualty that, in the reasonable judgment of the Prime Lessor, has: adversely effected the Fair Market Sales Value as set forth in each Appraisal delivered to Sublessor and Sublessee on the Commencement Date (or the Acquisition Date with respect to the Equipment) by more than $2,000,000, or reduced the useful life or residual value of the Property or Equipment by more than 5% (unless the insurance proceeds received in connection with such event are sufficient to repair and restore the Property and Equipment to an acceptable condition (as determined within the discretion of Prime Lessor) and, in the reasonable judgment of the Prime Lessor, such repair and restoration could reasonably be expected to be completed prior to the Expiration Date), or

(iii) the revocation of any permits or regulatory approvals from Governmental Authorities or third parties, which permits or approvals are necessary for the use of the Property and Equipment and such revocation or termination has not been cured within ninety (90) days, or such longer period as may be agreed by the Prime Lessor and the Sublessor if the Sublessee is diligently pursuing a cure.

     “Excess Casualty/Condemnation Proceeds” means. (i), in the event of a Casualty or Condemnation that is an Event of Loss. where the Property or the Equipment is not repaired or. restored, at any time the excess, if any, of (x) the aggregate of all awards, compensation or insurance proceeds paid in connection with a Casualty or Condemnation minus (y) the sum of all accrued and unpaid Basic Rent and Supplemental Rent and (ii) in the event of a Casualty or Condemnation where the Property or the Equipment is repaired or restored, the excess, if any, of all awards, compensation or insurance proceeds paid in connection with the Casualty or Condemnation minus the actual cost of such repairs and restoration.

     “Expiration Date” is defined in Section 2.2 hereof

     “Fair Market Sales Value” means, with respect to the Property and the Equipment, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm’s length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property and the Equipment. For purposes of each Appraisal delivered in connection with this Sublease, the Fair Market Sales Value of the Property and the Equipment shall be determined based on the assumption that the Property and the Equipment are in the condition and, state of repair required under Section 9.1 of this Sublease.

     “First Rental Period” means the period commencing on the Commencement Date and ending on December 31, 2002.

     “Governmental Authority” means the United States government or any agency thereof, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and having jurisdiction over the Property or Equipment.

     “Guarantor” means Acambis plc, a public limited company incorporated under the laws of England and Wales.

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     “Guaranty” means that certain Guaranty of even date herewith executed by the Guarantor and guarantying the Sublessee’s obligations hereunder.

     “Hazardous Activity” means any activity, process, procedure or undertaking that (a) directly or indirectly (i) produces, generates or creates any Hazardous Material; (ii) causes or results in the Release of any Hazardous Material into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant,. aquatic and animal life); or (iii) involves the containment or storage of any Hazardous Material, and (b) is regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

     “Hazardous Material” means (a) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical material waste or substance within the meaning of any applicable Environmental Law, all as amended or hereafter amended.

     “Improvements” means all buildings, structures, fixtures and other improvements of every kind existing at any time and from time to time and constructed or installed or otherwise purchased on or under the Land, together with any and all appurtenances to such buildings, structures or improvements, including, without limitation, sidewalks, utility pipes, conduits and lines, drainage facilities, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time, but excluding the Equipment and Sublessee’s Equipment and Personalty.

     “Initial Leasehold Improvements and Initial Equipment” means the leasehold improvements and certain equipment, apparatus, furnishings, fittings and personal property located on or under the Land or within or appurtenant to the Building Shell on the date hereof described in Equipment Schedule No. I to this Sublease. The Acquisition Cost of the Initial Leasehold Improvements and Initial Equipment is $10,000,000, comprised of (i) $6,418,808 allocated to the leasehold improvements referred to in Equipment Schedule No. 1 and (ii) $3,581,192 allocated to the other Equipment identified in Equipment Schedule No. 1.

     “Insurance Requirements” means all terms and conditions of any insurance policy either required by this Sublease to be maintained by the Sublessee, or arranged on behalf of the Sublessee and all requirements of the issuer of any such policy.

     “Land” means the land described in Exhibit A attached hereto and by this reference made a part hereof, together with any and all easements, rights and privileges appurtenant to such land.

     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance or preference, priority or other security agreement or any interest in property to secure payment of a debt or performance of an obligation (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

     “Make Whole Period” is defined in Section 18.2 hereof.

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     “Make Whole Premium” is defined in Section 18.2 hereof

     “Modifications” means any and all alterations,. renovations, improvements. and additions to the Property or any part thereof or any Equipment and substitutions and replacements thereof (but only to the extent located on the Land).

     “Necessary Permits” means, collectively, all licenses, permits, orders, approvals, consents and other authorizations from any Governmental Authority then required for the. construction, use and maintenance of the Property and Equipment.

     “Overdue Rate” means, the Base Rate, plus two percent (2%), or the highest rate permitted by Applicable Law (if any), whichever is less. In the event that the Overdue Rate collected by Sublessor is in violation of any usury or similar law, then the Overdue Rate shall be reduced to the extent necessary to cause the Overdue Rate to comply with any usury or similar law.

     “Permitted Encumbrances” means the easements, rights of way, reservations, servitudes and rights of others against the Property which are listed on Exhibit E attached hereto.

     “Permitted Liens” means any of the following:

(i) Permitted Sublessor Liens;

(ii) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 12. 1 (h) hereof;

(iii) Liens arising by operation of law, materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens relating to the construction of the Improvements or in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 30 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings set forth in Section 12.1 hereof;

(iv) Liens of any of the types referred to in clause (iii) above that have been bonded for not less than the full amount in dispute (or as to which other I security arrangements satisfactory to the Sublessor and the Prime Lessor have been made), which bonding (or arrangements) shall comply with Applicable Law, and has effectively stayed any execution or enforcement of such Liens;

(v) easements, rights of way and other encumbrances on title to real property permitted pursuant to Section 12.2 hereof;

(vi) subleases that are permitted under Section 6.2 hereof;

(vii) Liens created with the consent of the Sublessor, and

(viii) the Permitted Encumbrances.

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     “Permitted Sublessor Liens” means any Lien, true lease or sublease, disposition of title or other encumbrance with respect to the Property or Equipment arising as a result of (i) any claim against the Sublessor or the Senior Interest Holders (ii) any act or omission of the Sublessor or. Senior Interest Holders or (iii) any transfer by the Sublessor of all or any portion of the Sublessor’s interest in the Property or Equipment not prohibited by this Sublease.

     “Permitted Transfer” is defined in Section 6.2 hereof

     “Permitted Transferee” is defined in Section 6.2 hereof

     “Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof

     “Prime Lease Documents” means the Prime Lease and any other documents heretofore, now or hereafter entered into by the Sublessor in connection with the Prime Lease or the Prime Lessor’s financing of the Property or Equipment.

     “Prime Rate” means the prime rate of interest announced from time to time by Bank One, NA, having its principal office in Chicago, Illinois.

     “Property” means the Land, the Building Shell and all the Improvements located on such Land.

     “Purchase Closing Date” is defined in Section 18.l(a) hereof

     “Purchase Order” means a purchase order, invoice or other similar document providing for the purchase of one or more items of Equipment.

     “Purchase Price” means an amount, determined as of the Purchase Closing Date, equal to the sum of (a) the then Sublease Balance, plus (b) the then amount of any accrued and unpaid Rent (but without duplication of amounts provided for in clause (a)) , plus (c) if the Purchase Closing Date is a date prior to the Expiration Date, the Make Whole Premium.

     “Qualified Equipment” means equipment located in the Improvements on the Property that is necessary or desirable for the operation of the Property and Equipment as a biopharmaceutical research, development and manufacturing facility and uses ancillary or incidental thereto.

     “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Material.

     “Rent” shall mean the aggregate of all Basic Rent, Supplemental Rent, and any other amounts due and payable by Sublessee under this Sublease.

     “Replacement Item” is defined in Section 20.1 (a) hereof

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     “Required Modification” means any Modification required to be made pursuant to Applicable Law or Insurance Requirements.

     “Second Rental Period” means the one-year period commencing on January      , 2003 ending on December 31, 2003.

     “Senior Interest Holders” means the Prime Lessor and the holders of any mortgages or deeds of trust of the Property executed by the Prime Lessor.

     “Significant Casualty” means a casualty that in the reasonable, good faith judgment of the Prime Lessor (i) renders the Property or Equipment unsuitable for continued use as intended in this Sublease, or (ii) is so substantial in nature that restoration of the Property or Equipment to the condition required under this Sublease on or prior to the end of the Basic Term would be impracticable or impossible.

     “Significant Condemnation” means (i) a condemnation that involves a taking of Prime Lessor’s entire title to all or substantially all the Property or Equipment or (ii) a condemnation that in the reasonable, good faith judgment of the Prime Lessor either (A) renders the Property or Equipment unsuitable for continued use as intended by this Sublease or (B) is such that restoration of the Property or Equipment to substantially its condition as existed immediately prior to such condemnation would be impractical or impossible or would cost in excess of $5,000,000.00.

     “Sublease Balance” means, at any time, the sum of (a) the Building Balance and (b) the Equipment Balance.

     “Sublease Event of Default” means a “Sublease Event of Default” as defined in Section 16.1 hereof.

     “Sublessee’s Equipment and Personalty” means all furniture, equipment and personal property of Sublessee, which includes, without limitation, inventory, racking, shelving, conveyor equipment, machinery, air compressor, communication equipment, data cabinets, hoist equipment, lockers, plug-in light fixtures, propane tanks, storage racks, trash compactors, desks, movable partitions, vending machines, computer software and hardware, movable storage and utility rooms and removable trade fixtures and equipment, even if bolted or otherwise affixed to the floors, in each case, as now or may hereafter exist in or on any of the Land or Improvements and any other personal property owned by Sublessee or a sublessee of Sublessee or other occupant of the Property. In no case shall Sublessee’s Equipment and Personalty include the Equipment or any built-up heating, ventilating, air-conditioning, plumbing or electrical equipment (including power panels) to be utilized in connection with the operation of the Property or Equipment.

     “Sublessee’s Security Requirements” is defined in Section 4.2 hereof.

     “Substituted Item” is defined in Section 20.1(a) hereof.

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     “Supplemental Rent” means all amounts, liabilities and obligations (other than Basic Rent) which the Sublessee assumes or agrees to pay to the Sublessor or any other Person under this Sublease.

     “Taxes” means any and all of the following taxes, levies, imposts, duties, ‘charges, assessments or withholdings of any nature whatsoever imposed by any Governmental Authority(i) real and personal property taxes on the Property, any Equipment or this Sublease, including personal property taxes on the Property or Equipment that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes) on the Property, any Equipment or this Sublease; (iii) any excise taxes on the Property, any Equipment or this Sublease; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees with respect to this Sublease or any transfer of the Property or the Equipment contemplated hereunder, and (v) assessments on the Property, including all assessments for public improvements or, benefits (whether or not such improvements are commenced or completed during the Basic Term), and in. each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) the Property or the Equipment or any part thereof or interest therein, or the Sublessee or any user of the Property or the Equipment; (b) the demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, Sublessor activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Property or the Equipment or any part thereof or interest therein; (c) the rentals, receipts or earnings arising from the Property or the Equipment or any part thereof or interest therein; (d) this Sublease or any payment made or accrued pursuant thereto; (e) any contract relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; or (1) otherwise in connection with the transactions contemplated by this Sublease. Taxes for any given tax year shall exclude assessment installments that are not due and payable during such tax year.

     Notwithstanding anything in the first paragraph of this definition, the term “Taxes” shall not mean or -include taxes (except for taxes that are, or are in the nature of, sales, use, rental, transfer or property taxes) that are imposed by any Governmental Authority and that are based upon or measured by or with respect to the gross or net income or gross or net receipts or that are minimum taxes, income or capital gains taxes, withholding taxes or taxes on, measured by or with respect to or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, gift, succession, estate, business privilege or doing business taxes or any similar taxes or taxes in lieu thereof

     “Third Rental Period” means the period commencing January 1, 2004. and ending on the Expiration Date.

     “Unavoidable Delays” means delays caused by war, riot, civil commotion, terrorism, strikes, labor action, acts of God, shortages of supplies or labor, adverse weather conditions not reasonably anticipatable given the location of a Property and the season of year, or any other cause not reasonably within the control of the Sublessee but excluding the financial condition of the Sublessee.

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ARTICLE II

SUBLEASE

SECTION 2. 1. Acceptance and Sublease of the Property and the Equipment

     (a)  Subject to the terms and conditions contained in this Sublease, the Sublessor agrees that it shall, commencing on the first day of the Basic Term, demise and sublease to the Sublessee hereunder for the Basic Term the Sublessor’s interest in the Property and the Equipment, and the Sublessee hereby agrees, expressly for the direct benefit of the Sublessor, to sublease from the Sublessor for the Basic Term the Sublessor’s interest in the. Property and the Equipment as the case may be. Notwithstanding the foregoing, the leasehold interest of certain items of Equipment may be ]eased or acquired by the Sublessor and subleased to the Sublessee subsequent to the Commencement Date in accordance with the provisions, of Article XIX hereof Each, item of Equipment subject to this Sublease shall be described in a duly executed schedule attached hereto which describes the date of acquisition (“Acquisition Date) and the Acquisition Cost with respect to such Equipment (any such schedule hereinafter referred to as an “Equipment Schedule), each of which Equipment Schedules shall be executed by the Sublessor and Sublessee in accordance with Article XIX hereof and designated by a unique number, and may be attached to this Sublease. Each Equipment Schedule is hereby incorporated into this Sublease and made an integral part hereof immediately upon full and proper. execution of such Equipment Schedule by the Sublessor and Sublessee. Effective upon the execution and delivery of each Equipment Schedule by the Sublessor and the Sublessee in accordance with Article XIX hereof and advance of the Acquisition Cost of the Equipment identified in the Equipment Supplement as provided in Article XIX, the Equipment described in each Equipment Schedule shall be subject to the terms and provisions of this Sublease. The terms and provisions of this Sublease shall apply to each item of Equipment as of the Acquisition Date of such item of Equipment. With respect to such. Equipment, the Sublessor agrees that it shall, subject to and in accordance with Article XIX hereof, on the applicable Acquisition Date, (i) subject to the provisions of Section 19.3 cause the Prime Lessor to acquire the Equipment and lease the same to the Sublessor and (ii) demise and sublease to the Sublessee hereunder for the Basic Term the Sublessor’s interest ‘in such Equipment, and the Sublessee hereby agrees, expressly for the direct benefit of the Sublessor, to sublease from the Sublessor for the Basic Term, the Sublessor’s interest in such Equipment.

     (b)  Sublessee, may from time to time own or hold under lease or license from Persons other than the Prime Lessor or the Sublessor furniture, equipment and personal property, including Sublessee’s Equipment and Personalty, located on or about the Property, which shall not be subject to this Sublease. The Sublessor, from time to time, upon the reasonable request of the Sublessee, and at the Sublessee’s cost, shall (and shall cause the Prime Lessor to) promptly acknowledge in writing to the Sublessee or other Persons that the Sublessor (or the Prime Lessor) does not own or (except as provided in Section 11.2 hereof) have any other right or interest in or to such furniture, equipment

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and personal property, including the Sublessee’s Equipment and Personalty, and the Sublessor hereby waives any such right, title or interest.

     SECTION 2.2. Basic Term. The Basic Term (the “Basic Term”) of this Sublease with respect to the Property and the Initial Leasehold Improvements and Initial Equipment shall begin on December 21, 2001 (the “Commencement Date) and shall end on December 19, 2006 (the “Expiration Date). The Basic Term of this Sublease with respect to all other Equipment shall begin on the applicable Acquisition Date and shall end on the Expiration Date.

     SECTION 2.3. Title. The Prime Lessor’s and the Sublessor’s interests in the Property and Equipment are and always shall be paramount to the interest of the Sublessee and nothing contained in this, Sublease shall (i) empower the Sublessee to do any act which would impair the Prime Lessor’s or the Sublessor’s interest in the Property or Equipment or (ii) create within Sublessee rights in. the Property or Equipment not held by Sublessor. The Property and the Equipment are subleased to the Sublessee without any representation or warranty, express or implied, by the Sublessor and subject to the rights of parties in possession, the existing state of title (including, without limitation, all Permitted Liens) and all Applicable Law., Except as otherwise provided in this Sublease, the Sublessee shall in no event have any recourse against the Sublessor for any defect in or exception to title to the Property or the Equipment other than resulting from Liens or other encumbrances arising subsequent to the Commencement Date (or the Acquisition Date with respect to any Equipment) as a result of the acts of Sublessor or Prime Lessor. Unless expressly provided otherwise in this Sublease, in the event of any failure on the part of the Sublessee to pay and discharge any Supplemental Rent as and when due, the Sublessee shall also promptly pay and discharge any fine, penalty, interest or cost which may be assessed or added under any agreement to which Sublessee is a party or which is authorized in writing by the Sublessee with a third party for nonpayment or I ate payment of such Supplemental Rent, all of which shall also constitute Supplemental Rent.

     SECTION 2.4. Subordination to Prime Lease. This Sublease is expressly subject and subordinate to the Prime Lease and to the rights of the Prime Lessor thereunder. The Sublessee shall immediately surrender the Property and the Equipment to the Prime Lessor after notice from the Prime Lessor of the termination of the Prime Lease and the request for such surrender. This Sublease shall automatically terminate on the earlier of (i) the Expiration Date and (ii) the termination of the Prime Lease, unless in either case the Sublessor shall have exercised its purchase option and purchased (or is in the process of purchasing) the Property and Equipment pursuant to the Prime Lease or the Sublessee shall have exercised its purchase option and purchased (or is in the process of purchasing) the Property and Equipment pursuant to this Sublease.

ARTICLE III

PAYMENT OF RENT

SECTION 3. L Rent.

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(a) During the Basic Term, for the Property or the Equipment, the Sublessee shall pay Basic Rent for such Property or such Equipment to the Sublessor on each Basic Rent Payment Date during the Basic Term (except, as otherwise provided in Section 3. L(b) below) and on any date on which this Sublease shall terminate with respect to such Property or such Equipment. Basic Rent shall be paid in arrears for the calendar quarter or other period ending on, and including, such Basic Rent Payment Date, pro vided, however, I that if a Basic Rent Payment Date is not the last day of a calendar quarter, the Basic Rent payable thereon shall also include Basic Rent for the period from such Basic Rent Payment Date to, and including, the last day of such calendar quarter.

(b) Notwithstanding anything to the contrary contained herein but subject to the provisions of Section 3.1 (c) during the First Rental Period the Sublessee shall not be required to pay Basic Rent but may elect to pay all or any portion of the Building Rent on any Basic Rent Payment Date or all or any portion of the Equipment Rent on any Acquisition Date or Basic Rent Payment Date. Except as provided in this Section 3.1(b),Basic Rent shall be payable on each Basic Rent Payment Date.

(c) Notwithstanding anything to the contrary in Section 3.1(b) or in the definition of “Building Rent” or “Equipment Rent,” the Sublessor shall be obligated to pay Basic Rent on any Basic Rent Payment Date during the First Rental Period to the extent that the non-payment thereof would increase the Sublease Balance to an amount in excess of Forty Million Dollars ($40,000,000).

(d) The Sublessee’s inability or failure to take possession of all or any portion of the Property or the Equipment upon the Commencement Date (or the Acquisition Date with respect to any Equipment) shall not delay or otherwise affect the Sublessee’s obligation to pay Rent for the Property or the Equipment in accordance with the terms of this Sublease.

     SECTION 3.2. Payment of Rent. Rent shall be paid absolutely net to the Sublessor or its designee, so that this Sublease shall yield to Sublessor the full amount thereof, without setoff, deduction or reduction.

     SECTION 3.3. Supplemental Rent. The Sublessee shall pay to the Sublessor or its designee any and all Supplemental Rent promptly as the same shall become due and payable, and if the Sublessee fails to pay any Supplemental Rent after applicable notice and/or grace or cure periods, the Sublessor shall have all rights, powers and remedies provided for herein or by law or equity or otherwise. The Sublessee shall pay to the Sublessor, as Supplemental Rent, among other things, within ten (10) Business Days of written demand, to the extent permitted by Applicable Law, interest at the applicable Overdue Rate on any installment of Basic Rent not paid when due for the period for which the same shall be overdue (subject to the provisions of Section 3.5 and on any payment of Supplemental Rent not paid within (30) days of r pt of an invoice therefor (but in no event later than its due date) for the period from the due date, until the same shall be paid. The expiration or other termination of the Sublessee’s obligations to pay Basic Rent hereunder shall not limit or modify the obligations of the Sublessee with respect to Supplemental Rent.

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     SECTION 3.4. Method of Payment. Each payment of Rent payable by the Sublessee to the Sublessor under this Sublease shall be made by the Sublessee to the Sublessor or to the account specified by the Sublessor (on at least ten (10) days’ prior notice) in immediately. available funds, consisting of U.S. currency on or before 2:00 p.m., New York City time, on the Basic Rent Payment Date. Payments received on the Basic Rent Payment Date, but after*2:00 p.m., New York City time, on such date shall for the purpose of Section 16.1 hereof be deemed received on such day; however, for purposes of the second sentence of Section 3.3 hereof, such payments shall be deemed received on the following Business Day and. shall be subject to interest at the Overdue Rate as provided in such Section 3.3 hereof.

     SECTION 3.5. Basic Rent Statement. Not less than ten (10) days prior to each Basic Rent Payment Date (beginning with the first Basic Rent Payment Date in the year 2002), the Sublessor shall deliver to the Sublessee a statement (the “Basic Rent Payment Statement”) setting forth the amount of the Basic Rent payable (or that, but for the provisions of Section 3-11(b) hereof, would be payable) on such Basic Rent Payment Date. In the event the Sublessor fails to deliver the Basic Rent Payment Statement, the Sublessee shall not be relieved of its obligation to pay Basic Rent on such Basic Rent Payment Date but in such event the Sublessee shall not be obligated to pay interest on, such delinquent Basic Rent under Section 3.3 hereof, provided such Basic Rent is paid on or before the tenth (10’h) day after the Sublessor’s delivery of the Basic Rent Payment Statement.

     SECTION 3.6. Maximum Rate of Interest. The Basic Rent hereunder is based, in part, upon the Prime Rate, which is a fluctuating rate of interest. To the extent that any payment hereunder by the Sublessee is construed to constitute the payment of interest under any Applicable Law regulating the payment or collection of interest, it is the intent of the parties hereto that the Sublessee shall not be obligated to pay interest at a rate in excess of the maximum nonusurious rate of interest permitted by Applicable Law (“Maximum Lawful Rate”). If the Applicable Law is ever judicially interpreted so as to render usurious any amount contracted for, charged, taken, reserved or received pursuant to this Sublease, then it is the parties’ express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Sublessor shall be refunded to the Sublessee, and the provisions of this Sublessee immediately shall be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any pew document, so as to comply with the Applicable Law, but so as to permit the recovery. o I the fullest amount otherwise called for hereunder and thereunder.

ARTICLE IV

QUIET ENJOYMENT; RIGHT TO INSPECT

     SECTION 4. 1. Quiet Enjoyment Provided no Sublease Event of Default has occurred that is continuing, the Sublessee shall have the right to peaceably and quietly have, hold and enjoy the Property and the Equipment for the Basic Term.

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     SECTION 4.2. Right to Inspect During the Basic Term, the Sublessee shall upon reasonable notice from the Sublessor, permit the Sublessor and its authorized representatives, agents and permitees (each an “Inspecting Party) to inspect the Property and the Equipment dining normal business hours, provided that such inspections (i) shall not unreasonably interfere with the Sublessee’s business operations at the Property (ii) be subject to Sublessee’s reasonable security and health and safety requirements and policies (collectively, “Sublessee’s Security Requirements”; (iii) be made at each Inspecting Party’s own expense, (iv) in the company of a representative of the Sublessee (provided such representative is present on the inspection date designated in Sublessor’s notice); and (v) provided no Sublease Event of Default has occurred that is continuing, shall occur not more frequently than once per year. Each Inspecting Party shall hold in confidence all trade secrets of the Sublessee.

ARTICLE V

NET SUBLEASE, ETC.

     SECTION 5. 1. Net Sublease. This Sublease shall constitute a net sublease. Any present or future law to the contrary notwithstanding, this Sublease shall not terminate, nor shall the Sublessee be entitled to any abatement, suspension, deferment, reduction, setoff, counterclaim, or defense with respect to the Rent, nor shall the obligations of the Sublessee hereunder be affected (except as expressly herein permitted and by performance of the obligations in connection therewith) by reason of. (i) any defect in the condition merchantability, design, construction, quality or fitness for use of the Property or the Equipment or any part thereof, or the failure of the Property or the Equipment to comply with all Applicable Law, including any inability to occupy or use the Property or the Equipment or any part thereof by reason of such non-compliance; (ii) any damage to ‘ removal, abandonment, salvage, loss, contamination of or Release from, scrapping or destruction of or any requisition or taking of the Property or the Equipment or any part thereof, (iii) any restriction, prevention or curtailment of or interference with the construction on or any use of the Property or the Equipment or any part thereof including eviction; (iv) any defect in title to or rights to the Property or the Equipment or any Lien on such title or rights or on the Property or the Equipment; (v) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by the Sublessee; (vi) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to the Sublessee or any action taken with respect to this Sublease by any trustee or receiver of Sublessee, or by any court, in any such proceeding; (vii) any claim that the Sublessee has or might have against any Person, including without limitation any vendor, manufacturer, contractor of or for the Property or the Equipment; (viii) any failure on the part of the Sublessor to perform or comply with any of the terms of this Sublease (other than performance by the Sublessor of its obligations set forth in Section 2.1 hereof, Section 19. 1. hereof or any other provisions hereof with which the Sublessor must comply to effect the purchase of the Property and Equipment by the Sublessee upon the Sublessee’s exercise of its option to purchase the Property and Equipment); (ix) any invalidity or unenforceability or illegality or disaffirmance of this Sublease against or by the Sublessee or any provision hereof-, (x) the impossibility or illegality of performance by the Sublessee, the Sublessor or both; (xi) any action by any court, administrative agency or other Governmental Authority; or (xii) any other cause or circumstances whether similar or dissimilar to the

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foregoing and whether or not the Sublessee shall have notice or knowledge of any of the foregoing; and any provisions of Applicable Law which are contrary to the foregoing are hereby waived to the fullest extent permitted by law. The parties intend that the obligations of the Sublessee here-under shall be covenants and agreements that are separate and independent from any obligations of the Sublessor hereunder and the obligations of the Sublessee shall continue unaffected unless such obligations shall have been modified or terminated in accordance with an express provision of this Sublease.

     SECTION 5.2. No Termination or Abatement. The Sublessee shall — remain obligated under this Sublease in accordance. with its terms and shall not take any action to terminate, rescind or avoid this Sublease (except as provided herein), notwithstanding any action for bankruptcy, insolvency, reorganization, liquidation, dissolution, or other proceeding affecting the Sublessor, or any action with respect to this Sublease which may be taken by any trustee, receiver or liquidation of the Sublessor or by any court with respect to the Sublessor. The Sublessee hereby waives all right to terminate or surrender this Sublease (except as provided herein) or to avail itself of any abatement, suspension, deferment, reduction, setoff, counterclaim or defense with respect to the Basic Rent or any other payments due under this Sublease. The Sublessee shall remain obligated under this Sublease in accordance with its terms and the Sublessee hereby waives to the fullest extent permitted by law any and all rights now. or hereafter conferred by statute or otherwise to modify or to avoid strict compliance with its obligations under this Sublease. Notwithstanding any such statute or otherwise, the Sublessee shall be bound by all of the terms and conditions contained in this Sublease.

ARTICLE VI

ASSIGNMENT AND SUBLEASING BY SUBLESSEE

     SECTION 6. 1. General. THE SUBLESSEE SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF THE SUBLESSOR, TRANSFER, ASSIGN OR ENCUMBER THIS SUBLEASE OR ANY OF ITS RIGHTS OR OBLIGATIONS HEREUNDER OR SUBLEASE THE PROPERTY, THE EQUIPMENT OR ANY. PART THEREOF, AND ANY SUCH TRANSFER, ASSIGNMENT, ENCUMBRANCE OR SUBLEASE THAT IS NOT CONSENTED TO BY SUBLESSOR, IN ITS SOLE DISCRETION, OR DEEMED CONSENTED TO UNDER SECTION 6.3 HEREOF SHALL BE NULL AND VOID.

     SECTION 6.2. Permitted Transfers. Notwithstanding the provisions of Section 6.1 hereof, the Sublessee may, without the necessity of obtaining the consent of the Sublessor, (i) assign this Sublease or sublease the Property or the Equipment (or a part thereof) to Affiliate of the Sublessee, (ii) sublet from time to time portions of the Improvements, provided that at no time shall the aggregate rentable areas of the Improvements so subleased exceed fifty percent (50%) of the total rentable area of the Improvements, or (iii) assign this Sublease by operation of law or otherwise to a Person with. which the Sublessee merges or consolidates or to a Person that acquires all or substantially all of the assets of the Sublessee (each of (i), (ii) and (iii) being, a “Permitted Transfer” and each sublessee or assignee in a Permitted Transfer being a “Permitted Transferee”); provided in each case that the following conditions are met: (a) there shall not have occurred and be continuing a Sublease Event of Default at the time of the proposed

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Permitted Transfer, (b) the Guarantor shall expressly confirm in writing its obligations under the Guaranty, in form and substance satisfactory to the Sublessor, (c) if the proposed Permitted Transfer is by assignment, the Permitted Transferee shall furnish to the Sublessor prior to the effective date of the assignment a written instrument reasonably satisfactory to the Sublessor mi which assignee agrees to assume and be bound by all the conditions,, obligations and agreements of the Sublessee contained in this Sublease; (d) if the Permitted Transfer is a sublease, it shall be expressly subject and subordinate to this Sublease; and (e) the use or uses of the Permitted Transferee shall be such that they do not impair the value or utility of the Property or the Equipment. The Sublessee shall notify the Sublessor promptly, and in any event- not less than ten (10) Business Days prior to the date of any such proposed Permitted Transfer, and shall provide the Sublessor with the terms. of or the documents evidencing such Permitted Transfer upon written request therefor.

     SECTION 6.3. Deemed Consent. Whenever the consent. of the Sublessor to any sublease or assignment is required hereunder, such consent shall be deemed given by the Sublessor if (a) the Sublessee delivers to the Sublessor notice, in accordance with the terms of this Sublease, requesting such consent, which notice expressly states that a failure of the Sublessor to respond thereto shall be deemed to be consent thereto hereunder and (b) the Sublessor fails to deliver to the Sublessee, within 30 days of such notice, a notice responding to the Sublessee’s request.

ARTICLE VII

SUBLESSEE ACKNOWLEDGMENTS

     SECTION 7. 1. Condition of the Property and the Equipment THE SUBLESSEE ACKNOWLEDGES AND AGREES THAT IT IS SUBLEASING THE PROPERTY AND THE EQUIPMENT THEREON “AS IS” WITHOUT REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) BY THE SUBLESSOR AND IN EACH CASE SUBJECT TO (A) THE EXISTING STATE OF TITLE (SUBJECT TO THE PROVISIONS OF SECTIONS 4.1 AND 26.14 HEREOF), (B) THE RIGHTS OF ANY PARTIES IN POSSESSION THEREOF, (C) ANY STATE OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION MIGHT SHOW, AND (D) VIOLATIONS OF APPLICABLE LAW WHICH MAY EXIST ON THE DATE HEREOF OR ON THE COMMENCEMENT DATE.      . SUBLESSEE FURTHER ACKNOWLEDGES THAT PRIOR TO THE COMMENCEMENT DATE IT HAS BEEN IN ACTUAL POSSESSION OF THE PROPERTY AND ANY EQUIPMENT LOCATED THEREON. SUBLESSOR HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) NOR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE TITLE, VALUE, HABITABILITY, USE, CONDITION, DESIGN, OPERATION, OR FITNESS FOR USE OF THE PROPERTY OR THE EQUIPMENT (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT (EXCEPT SECTION 4.1 HEREOF) WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR THE EQUIPMENT (OR ANY PART THEREOF) AND THE SUBLESSOR SHALL NOT BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR THE FAILURE OF THE PROPERTY OR THE EQUIPMENT, OR ANY PART THEREOF, TO COMPLY WITH ANY APPLICABLE LAW.

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     SECTION 7.2. Risk of Loss. Subject to the terms of Section 14.1 and Section 26.14 of this Sublease, during the Basic Term the risk of loss of or decrease in the enjoyment and beneficial use of the Property or the Equipment as a result of the damage or destruction thereof by fire, the elements, casualties,, thefts, riots, wars or otherwise is assumed by the Sublessee, and except for loss or damages arising from the gross negligence or willful misconduct of, or breach of Us Sublease by, the Sublessor or its respective agents, employees ox. contractors, the Sublessor shall not be answerable or accountable to Sublessee therefor.

     SECTION 7.3. No, Obligation of Sublessor to Repair, etc. The Sublessor shall -under no circumstances be required to build any Improvements on the Property, make any repairs, replacements, alterations or renewals of any nature or description to the Property or the Equipment, make any expenditure whatsoever in connection with this Sublease or maintain the Property or the Equipment in any way. The Sublessee waives any right to (i) require the Sublessor to maintain, repair, or rebuild all or any part of the Property or the Equipment or (ii) make repairs at the expense of the Sublessor pursuant to any Applicable Law, Insurance Requirement, contract, agreement, or covenant, condition or restriction in effect at any time during the Basic Term.

     SECTION 7.4. No Liability of Sublessor. Nothing contained in this Sublease shall be construed as constituting the consent or request of the Sublessor, expressed or implied, to or for the performance by any contractor, mechanic, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Property or the Equipment or any part thereof SUBJECT TO THE PROVISIONS OF SECTIONS 4.1 AND 26.14 HEREOF, NOTICE IS HEREBY GIVEN THAT NEITHER THE SUBLESSOR NOR THE PRIME LESSOR IS OR SHALL BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO THE SUBLESSEE OR TO ANYONE HOLDING ANY INTEREST IN THE PROPERTY OR EQUIPMENT OR ANY PART THEREOF THROUGH OR UNDER THE SUBLESSEE AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF THE SUBLESSOR OR THE PRIME LESSOR IN AND TO THE PROPERTY OR EQUIPMENT (EXCEPT FOR PERMITTED LIENS).

ARTICLE VIII

UTILITY CHARGES, TAXES, POSSESSION AND USE OF THE PROPERTY OR
EQUIPMENT, ETC.

     SECTION 8.1. Utility Charges The Sublessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water, telephone, sanitary sewer service and all other rents and utilities used in or on the Property during the Basic Tenn. The Sublessee shall be entitled to receive any credit or refund with respect to any utility charge paid by the Sublessee and the amount of any credit or refund received by the Sublessor on account of any utility charges paid

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by the Sublessee, net of the costs and expenses reasonably incurred by the Sublessor in obtaining such credit or refund, shall be promptly paid over to the Sublessee.

     SECTION 8.2. Taxes. (a) Subject to the provisions of Section 12.1(b) hereof, the, Sublessee covenants and agrees to pay, before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, all Taxes which at any time during the Basic Term may have been or may be assessed, levied, confirmed, imposed upon, become due or payable with respect to, or become a lien on, the Property or Equipment or any portion thereof or this Sublease.

     (b)  The Sublessee agrees to furnish to the Sublessor promptly upon request copies of official receipts of the appropriate taxing authority, or other appropriate evidence reasonably satisfactory to the Sublessor, evidencing the payment of Taxes then due. The, Sublessor may rely on duplicate tax bills or invoices provided by any Governmental Authority and on books and records of such Governmental Authority in determining whether any Taxes are due and unpaid and, if the Sublessor so elects, in making payment of any such Taxes.

     SECTION 8.3. Possession, Use and Operation of the Property and the Equipment. The Property and the Equipment shall be used, operated and maintained in a manner consistent with this Sublease and the standards applied by the Sublessor for similar facilities and equipment similar to the Property and the Equipment owned, leased or subleased by the Sublessor. The Sublessee shall pay, or cause to be paid, all charges and costs required in connection with the use of the Property and the Equipment as contemplated by this Sublease. The Sublessee shall not commit or permit any waste or abandonment of the Property or the Equipment or any part thereof

     SECTION 8.4. Compliance with Applicable Laws and Insurance Requirements. Necessary Permits, etc. Subject to the terms of Article XII relating to permitted contests, the Sublessee, at its sole cost and expense, shall:

(a) comply with: (i) all Applicable Law (including all Environmental Laws) and (ii) all applicable Insurance Requirements relating to the Property or the Equipment, including the use, construction, operation, maintenance, repair and restoration thereof, whether or not compliance therewith shall require structural or extraordinary changes in. the Property or the Equipment or interfere with the use and enjoyment of the Property or the Equipment, and

(b) procure, maintain and comply with all Necessary I Permits and notify the Sublessor within five (5) Business Days of Sublessee’s having received written notice or actual knowledge of any actual or pending termination or revocation of any Necessary Permit.

SECTION 8.5. Sublessee’s Right to Enforce Warranties

(a) Unless a Sublease Event of Default has occurred that is continuing (unless the enforcement of any such warranty or claim is necessary to cure, in whole or in part, any such Sublease Event of Default), the Sublessor agrees, and agrees to cause the Prime Lessor, to authorize the Sublessee (directly or through agents) at-the Sublessee’s expense to assert during the Basic Term, all of the Prime Lessor’s or the Sublessor’s rights (if 20

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any) under any applicable warranty and any other claim that the Prime Lessor, the Sublessor or the Sublessee may have against any dealer, vendor, manufacturer, contractor or subcontractor with respect to the Property or any portion thereof or any Equipment.

     (b)  Unless a Sublease Event of Default has occurred that is continuing (unless the enforcement of any such warranty or claim is necessary to cure, in whole or in part, any such Sublease Event of Default), the Sublessor agrees, and agrees to cause the Prime Lessor, at the Sublessee’s expense, to cooperate with the Sublessee and take all other action necessary as specifically requested by the Sublessee to enable-the Sublessee to enforce all of Sublessee’s rights (if any) under this Section 8.5 such rights of enforcement to be exclusive to the Sublessee. During the Basic Term (except during the continuance of a Sublease Event of Default), the Sublessor will not, and will cause Prime Lessor not to, amend, modify or waive, or take any action under, any applicable warranty and any other claim that the Sublessee may have under this Section. 8.5 without the Sublessee’s prior written consent. The Sublessee. agrees at its expense to diligently assert all of its rights under such warranties and any other claims that the Sublessee may have against such vendor, manufacture, contractor or subcontractor with respect to the Property or any portion thereof or. any Equipment.

ARTICLE IX

MAINTENANCE AND REPAIR; REPLACEMENT OF PARTS

SECTION 9.1 Maintenance and Repair.

     (a)  Subject to the provisions of Article X the Sublessee, at its sole cost and expense, shall maintain the Property and the Equipment in good condition (ordinary wear and tear excepted) and make all necessary repairs thereto, of every kind and nature whatsoever, whether interior or exterior, ordinary or extraordinary, structural or nonstructural or foreseen or unforeseen, in each case as required by all Applicable Law and Insurance Requirements and in no event less than the standards applied by Sublessor in the operation and maintenance of facilities and equipment similar to the Property and the Equipment owned or ]eased by Sublessor.

     (b)  The Sublessor shall under no circumstances be require Id to build any improvements on the Property, make any repairs, replacements, alterations or renewals of any nature or description to the Property or the Equipment, make any expenditure whatsoever in connection with the maintenance of the Property or the Equipment in any way. The Sublessee waives any right to (i) require the Sublessor to maintain, repair, or rebuild all or any part of the Property or the Equipment or (ii) make repairs at the expense of the Sublessor pursuant to any Requirement of Law, Insurance Requirement, contract, agreement, or covenant, condition or restriction in effect at any time during the Basic Term.

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ARTICLE X

MODIFICATIONS, ETC.

     SECTION 10.1. Modifications, Substitutions and Replacements. During the Basic Term, the Sublessee, at its sole cost and expense, may at any time and from time to time, make (i) non-structural Modifications to the Property, (ii) structural Modifications to the Property costing less than 5% of the replacement cost of the Improvements, (iii) Modifications of the Equipment, (iv) the improvements described in Exhibit F attached hereto and (v) with the prior written consent of Sublessor (not to be unreasonably withheld, delayed or conditioned) structural Modifications to the Property costing an amount equal to or exceeding 5% of the replacement costs of the Improvements; provided, however, that:

(a) except for any Required Modification, no Modification shall adversely affect the Fair Market Sales. Value, utility or remaining useful life of the Property or the Equipment or impair the originally intended use or function of any Equipment;

(b) the Modification shall be done in a good and workmanlike manner and in accordance with plans and specifications therefor;

(c) the Sublessee shall comply in all material respects with all Applicable Law (including all Environmental Laws) and Insurance Requirements applicable to the Modification, including the obtaining of all permits and certificates of occupancy; and

(d) subject to the terms of Article XII relating to permitted contests, the Sublessee shall pay all costs and expenses and shall discharge (or cause to be insured or bonded over) within thirty (30) days after the same shall be filed (or otherwise become effective) any Liens (other than Permitted Liens) arising with respect to the Modification.

     Notwithstanding the foregoing to the contrary, Sublessee may, in good faith, make any structural repairs required by virtue of an emergency, without obtaining Sublessor’s consent (if required), provided Sublessee notifies Sublessor of any such repair (to the extent required) as promptly as is reasonably practical after the emergency and any such repairs are otherwise made in accordance with the applicable provisions of this Sublease.

     All Modifications shall remain part of the Property or Equipment, as applicable~ and any rights or title of the Sublessee thereto shall be derived solely through this Sublease; provided, however, that Modifications that (x) are not Required Modifications, (y) were paid for by the Sublessee and not acquired by the Sublessor or the Prime Lessor and (z) can be removed. without causing (A) damage to the either the Property or the Equipment, as applicable, in excess of three percent (3*/o) of the Fair Market Sales Value as set forth in the as-completed Appraisal, or (B) any diminution to. the remaining useful life of the either the Property or the Equipment, as applicable, shall be the property of the Sublessee and may be removed by the Sublessee during the Basic Term or at the expiration or earlier termination thereof (provided Sublessee repairs any damage in connection with any such removal) and shall not be subject to this Sublease. The Sublessee may place upon either the Property or the Equipment, as applicable, any trade fixtures, machinery, equipment, inventory or other property belonging to the Sublessee or third parties

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and may remove the same so long as such trade fixtures, machinery, equipment, inventory or other property may be removed without any diminution in the Fair Market Sales Value as set forth in the as-completed Appraisal or the remaining useful life of the either the Property or the Equipment, as applicable; provided, further, however, that the Sublessee shall keep and maintain at the Property or the Equipment and shall not remove from the Property or Equipment any equipment or parts not paid for by the Sublessee, provided such amounts paid by Sublessee were . not from amounts financed by Sublessor or Prime Lessor.

ARTICLE XI

DISCHARGE OF LIENS; CONDITION UPON RETURN

     SECTION 11. 1. Sublessee’s Obligation to Discharge Liens. The Sublessee agrees that except as otherwise provided herein and subject to the terms of Article XII relating to permitted contests, the Sublessee shall not directly or indirectly create or allow to remain, and shall discharge at its sole cost and expense within thirty (30) days of the filing thereof (by payment or bonding), any Lien (other than any Permitted Lien), defect, attachment, levy, title retention agreement or claim upon the Property or Equipment or any Lien, attachment, levy or claim with respect to the Rent, other than Permitted Liens.

     SECTION 11.2. Condition upon Return to Sublessor. The Sublessee shall, upon the expiration or earlier termination of this Sublease (other than as a result of the. Sublessee’s, purchase of the Property as provided herein), vacate and surrender the Property to the Sublessor in its then-current, “AS IS” condition,. without any express or implied warranty -subject to the Sublessee’s obligations under Section 8.4, Article IX and Sections 10. 1, 11. 1, 14, 1, and 14.2 hereof Title to all improvements, furnishings, furniture, fixtures and personal property of the Sublessee which were (i) paid for by the. Sublessee, (ii) not acquired by the Prime Lessor or the Sublessor and (iii) located on or about the Property whether or not affixed to the realty (including, without limitation, Sublessee’s Equipment. and Personalty, shall, subject to the following sentence, be and remain the property of the Sublessee throughout the Basic Term, and at any time during the Basic Term may be removed by the Sublessee or, at the Sublessee’s election surrendered with the Property, in which event title to such surrendered property shall, if the Sublessor so elects, be deemed transferred to the Sublessor. Notwithstanding the foregoing, Sublessee shall not remove any fixture constituting part of the Property which is required by Applicable Law or which cannot be removed without causing (y) damage to the Property in excess of three percent (3%) of the Fair Market Sales Value as set forth in the as-completed Appraisal or (z) any diminution to the remaining useful life of the Property.

ARTICLE XII

PERMITTED CONTESTS;
WARRANTY OF TITLE

     SECTION 12.1. Permitted Contests in Respect of Applicable Law Other Than Taxes. Except in the case of Taxes (to which Section 12. 1 (b) hereof shall apply), if, to the extent and for

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so long as (a) a test, challenge, appeal or proceeding for review of any Applicable Law r elating to the Property or the Equipment shall be prosecuted diligently. and in good faith in appropriate proceedings by the Sublessee or (b) compliance with such Applicable Law shall have been excused or exempted by a valid nonconforming use, variance permit, waiver, extension or forbearance, the Sublessee shall not be required to comply with such Applicable Law but only if and so long as any such test, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance shall not, in the reasonable opinion of the Prime Lessor and Sublessor involve (A) any risk of criminal liability being imposed on the Prime Lessor or Sublessor or (B) any risk of (1) foreclosure, forfeiture or loss of either the Property or the Equipment, or a diminution of the Fair Market Sales Value of either the Property or the Equipment or (2) the nonpayment of Rent or (C) any risk of (1) the sale of, or the creation of any Lien (other than a Permitted Lien) on, any part of either the Property or the Equipment by more than three percent (3%) of such Fair Market Sales Value, (2) civil liability being imposed on the Sublessor, Prime Lessor, or either the Property or the Equipment (other than civil liability for payment of the amounts so contested), or (3) enjoinment of, or interference with, the use, possession or disposition of either the Property or the Equipment in any manner which would cause a diminution in the Fair Market Sales Value of either the Property or the Equipment by more than three percent (3%) of such Fair Market Sales Value. Upon the Sublessee’s request, the Sublessor, at the Sublessee’s sole cost and expense, shall execute and deliver, and shall cause the Prime Lessor to execute and deliver, to the Sublessee such authorizations and other documents as may reasonably be required in connection with any such permitted contest. The Sublessee shall pay all expenses. and indemnities of the Sublessor and the Prime Lessor with respect to such permitted contest.

     (b)  The Sublessee shall have the right at its own expense to contest the amount or validity, in whole or in part, of any Taxes by appropriate proceedings diligently conducted in good faith, but only after either (i) payment of such Taxes or (ii) so long as (x) no Sublease Event of Default has occurred that is continuing and (y) neither the Property nor Equipment nor any rights therein nor any portion thereof could, by reason of postponed or deferred payment, be in danger of being forfeited or lost by proceedings for delinquent Taxes, the posting of such bond, cash collateral or similar security for the payment of such Taxes as shall be acceptable to the Prime Lessor and the Sublessor. On the termination of any such proceedings whether before or after the termination of this Sublease, the Sublessee shall pay (to the extent that the payment thereof is the obligation of the Sublessee under Section 8.2 hereof) the amount of such Taxes or any part thereof, if any, as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, including attorney’s fees, interest, penalties, fines and other liabilities in connection therewith. The Sublessee shall be entitled to the refund of any Taxes and penalty, fine and interest thereon received by the Sublessor which have been paid by the Sublessee or of which. have been paid by the Sublessor by for which the Sublessor has been previously reimbursed in full by the Sublessee.

     SECTION 12.2. Easements. Provided that no Sublease Event of Default has occurred that is continuing and subject to the provisions of Articles VI, IX and X and Section 8.4 hereof, the Sublessor hereby consents in each instance to the following actions by the Sublessee from time to time during the Basic Term, but at the Sublessee’s sole cost and expense: (a) the granting of easements, licenses, rights-of-way and other rights and privileges in the nature of easements reasonably necessary or desirable for the use, repair, or maintenance of the Property or

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Equipment as herein provided or that do not adversely affect the Fair Market Sales Value of the Property or Equipment; (b) the release of existing easements or other rights in the nature of easements which are for the benefit of the Property or Equipment; (c) the dedication or transfer of unimproved portions of the Property for road, highway or other public or common purposes; (d) the execution of amendments to any existing covenants,, restrictions, easements, licenses, rights-of-way and other rights and privileges in the nature of easements; (e) the filing and processing of any and all permit applications, authorizations, entitlements, agreements with any government or regulatory agency or amendments thereof, or other documents. reasonably required or beneficial for construction or Modification of the Property or Equipment (including without limitation the Modifications described in Exhibit F) or amendments to Permitted Liens (other than Permitted Sublessor Liens) or governmental permits or approvals affecting the Property; and (t) the execution, processing and filing of tract or parcel maps subdividing the Land into lots or parcels or reconfiguring existing lots or parcels; provided, however, that in each case (i) such grant, release, dedication, transfer or amendment does not adversely affect the Fair Market Sales Value of the Property, (ii) such grant, release, dedication, transfer or amendment that in the Sublessee’s judgment is reasonably necessary or beneficial in connection with the use, maintenance, alteration or improvement of the Property, (iii) such grant, release, dedication, transfer or amendment will not cause the Property or any portion thereof to fail to comply with the provisions of this Sublease or any Applicable Law (including, without limitation, all applicable zoning, planning, building and subdivision ordinances, all applicable restrictive covenants and all applicable architectural approval requirements); (iv) any and all governmental consents or approvals required prior to such grant, release, dedication, transfer, annexation or amendment have been obtained, and any and all filings required prior to such action have been made; (v) the Sublessee shall remain obligated under this Sublease as though such grant, release, dedication, transfer or amendment had not been effected; and (vi) the Sublessee shall pay and perform during the Basic Term any obligations of the Prime Lessor and Sublessor under such grant, release, dedication, transfer or amendment. Provided that no Sublease Event of Default has occurred that is continuing, from time to time -upon request of the Sublessee and subject to the Sublessee’s prompt reimbursement of the Sublessor’s and the Prime Lessor’s costs and expenses, the Sublessor shall, and shall cause the Prime Lessor to, execute such documents reasonably satisfactory in form (which have been prepared at Sublessee’s expense) to effect any of the actions set forth in clauses (a), (b), (c), (d), (e) and (f) of the preceding sentence, if in the Sublessee’s reasonable and good faith opinion such action. by the Sublessor or the Prime Lessor is necessary or appropriate to effect such intended actions. The Sublessor further acknowledges the Sublessee’s right to finance and to secure under the Uniform Commercial Code, the Sublessor’s Equipment and Personalty located at the Property, and the Sublessor agrees to execute, and to cause the Prime Lessor to execute, landlord waiver forms in favor of any purchase money seller, lessor or lender which has financed or may finance in the future such items. Without limiting the effectiveness of the foregoing, provided that no Sublease Event of Default has occurred that is continuing, the Sublessor shall, upon the request of the Sublessee, and at the Sublessee’s sole cost and expense, execute and deliver, and shall cause the Prime Lessor to execute and deliver, any instruments necessary or appropriate to confirm any such grant, release, dedication, transfer, annexation or amendment permitted under this Section 12.2 including landlord waivers with respect to any of the foregoing.

     SECTION 12.3. Warranty of Title. The Sublessee agrees that except as otherwise provided herein and subject to the terms of Section 12.1 and Section 12.2 hereof, the Sublessee

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shall not directly or indirectly create or allow to remain, and shall promptly discharge at its sole cost and expense, any Lien (other than any Permitted Lien), defect, attachment, levy, title retention agreement or claim upon the Property or the Equipment or any Lien, attachment, levy or claim with respect to the Rent, other than Permitted Liens and Liens on machinery, equipment, inventory, accounts (as defined in the Uniform Commercial Code), general intangibles and other personal property financed by the Sublessee.

ARTICLE XIII

INSURANCE

     SECTION 13. 1. Required Insurance. During the Basic Term, the Sublessee shall, at its own expense, maintain insurance as set forth herein.

(a) Commercial Liability Insurance. During the Basic Term the Sublessee shall procure and carry or cause to be procured and carried, at the Sublessee’s sole cost and expense, commercial general liability insurance for injuries or death sustained by persons or damage to property while on the Property or with respect to the Equipment and such other public liability coverage as are ordinarily procured by the Sublessee and its Affiliates with respect to similar facilities and equipment. The terms and amounts of such liability insurance shall be consistent with normal industry practice, but in any event not less than the scope and amount of coverage as are ordinarily procured by the Sublessee and its Affiliates with respect to properties and equipment similar to the Property and the Equipment, respectively, provided, however, that such coverage shall be in an amount of at least $2,000,000 combined single limit per occurrence and in the aggregate, as applicable, and, if written under a policy covering more than the Property and the Equipment, such limit shall apply solely with respect to claims occurring with respect to, either the Property or the Equipment. In the event the coverage described in this clause (a) is provided on claims-made coverage forms, or in the event that any replacement policy is issued, the Sublessee shall maintain any retroactive date as prior to the Commencement Date (or the Acquisition Date with respect to the Equipment).

(b) Hazard and Other Insurance. During the Basic Term, the Sublessee shall obtain from an insurance provider reasonably acceptable to the Sublessor, and keep in force, a policy or policies of property insurance with respect to the each of the Property and the Equipment insuring the Sublessor’s interest in each of the Property and the Equipment including collapse coverage and coverage for fire, earthquakes and floods with extended coverage, in an amount equal to the lesser of (i) the Acquisition Cost and (ii) the full replacement cost of the Property and the Equipment. All such policies shall be in form and substance reasonably satisfactory to the Sublessor.

(c) Worker’s Compensation and Employers’ Liability Insurance. During the Basic Term, the Sublessee shall maintain or cause to be maintained (i) workers’ compensation insurance as required by the respective States where the Property and the Equipment are located and (ii) employer’s liability insurance with a $ 1,000,000 minimum limit per accident and a $ 1,000,000 minimum limit for excess liability.

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     SECTION 13.2. Deductibles, Insurance Providers, Coverage and Endorsements Confirmation of Insurance, etc.

(a) Deductibles. The insurance required to be obtained by the Sublessee under this Article XIII may be subject to such reasonable deductible amounts as is consistent with the Sublessee and its Affiliates practice for other properties and equipment similar to the Property and Equipment owned or subleased by Affiliates of the Sublessee, and may be carried under blanket policies maintained by or on behalf of the Sublessee so long as such policies otherwise comply with the provisions of this Article XIII provided, however, that no deductible under any policy required hereunder shall, without the consent of the Sublessor, exceed $25,000.00.

(b) Insurance Providers. All insurance required to be carried pursuant to the requirements of Article XIII shall be written by reputable insurance companies authorized to do business in the Commonwealth of Massachusetts that are financially sound and solvent and otherwise reasonably appropriate considering the amount -and type of insurance being provided by such companies. Any insurance company selected by the Sublessee to provide any type of liability insurance which is rated in Best’s Insurance Guide or any successor thereto (or if there be none, an organization having a similar national reputation) shall have a general policyholder rating of “9” and a financial rating of at least “A.”

(c) Coverage and Endorsements. All insurance required to be carried or arranged for by the Sublessee pursuant to the requirements of Section 13.1 hereof shall provide in the policy or by special endorsement that:

(i) in the case of insurance required by Section 13.1 (a) hereof, the Sublessor and the Senior Interest Holders are included as an additional insureds;

(ii) in the case of insurance required by Section 13.1 (a) hereof, with respect to the Property, the Sublessor, or at Sublessor’s direction, the Senior Interest Holders are named as loss payee, and such insurance shall include a standard form mortgagee endorsement in favor of the Senior Interest Holders;

(iii) the insurer thereunder waives all rights of subrogation against the Sublessor and the . Senior Interest Holders and waives any right of set-off and counterclaim and any other right to deduction whether by attachment or otherwise;

(iv) such insurance shall be primary and shall apply to any loss or claim before any contribution of any other insurance carried by or on behalf of the Sublessor or the Senior Interest Holders;

(v) in the case of the insurance required by Section 13.1(b) hereof, notwithstanding the above, liability under this insurance which attaches pursuant to the above clause which results from: (1) acts, errors or omissions by insurance or reinsurance brokers or agents; or (2) any willful, malicious, or fraudulent act or omission by any insured, the Sublessor, the Senior Interest Holders, or any other party, is hereby excluded;

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     (vi)  if the insurers cancel such insurance for any reason whatsoever or any materially adverse change is made in policy terms or conditions, such cancellation or change shall not be effective as to the Sublessor or the Senior Interest Holders for thirty (30) days after receipt by the Sublessor or the Senior Interest Holders of written notice from such insurers of such cancellation or change; and if such insurance is allowed to lapse for nonpayment of premium, such lapse shall not be effective as to the Sublessor or Prime Lessor for ten (10) days after receipt by the Sublessor and the Prime Lessor of written notice from such insurers of such lapse; and

     (vii)  with respect to all liability insurance, in as much as the policies are written to cover more than . one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, and such policies shall be endorsed to provide a severability of interest or cross liability clause.

     (d)  Additional Insurance. Any additional insurance obtained by the Sublessee or the Sublessor shall provide that it shall not limit the insurance described in Section 13.1 hereof or increase the amount of any premium payable with respect to any such insurance. The proceeds of any additional insurance will be for the account of the party maintaining such additional insurance.

     (e)  Payment of Premiums. The Sublessee shall pay or cause to be paid all premiums for the insurance required hereunder. The Sublessee shall renew or replace, or cause to be renewed or replaced, each insurance policy required hereunder prior to the expiration date thereof.

     (f)  Confirmation of Insurance. On the Commencement Date and annually thereafter the Sublessee shall provide the Sublessor an insurance. certificate certifying compliance with the insurance then required to be maintained by the Sublessee pursuant to this Article XIII In addition, the Sublessee shall provide the Sublessor with written. notice thirty (30) days prior to the expiration of any insurance policy required to be maintained pursuant to the terms of this Sublease.

ARTICLE XIV

CASUALTY AND CONDEMNATION; ENVIRONMENTAL MATTERS

SECTION 14. 1. Casualty and Condemnation.

     (a)  Subject to the provisions of this Article XIV if all or a portion of the Property is damaged or destroyed in whole or in part by a Casualty or if the use, access, occupancy, easement rights or title to the Property or any part thereof, is the subject of a Condemnation, then

     (i)  in the case of a Casualty affecting the Property that is not an Event of Loss, any insurance proceeds payable with respect to such Casualty shall be paid to the Sublessee, for the sole purpose of reconstruction, refurbishment and repair of the

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Property; provided, however, that in the event that such reconstruction, refurbishment or repair, cannot be completed prior to the end of the Basic Term, then the Sublessor may terminate this Sublease as provided in Article XV hereof and all such insurance proceeds, payable with respect to such Casualty shall be retained by the Sublessor (subject to Sublessee’s right to purchase the Property and Equipment and retain the insurance proceeds as provided in Article XVIII hereof);

     (ii)  in the case of a Condemnation of any part of the Property that is not an Event of Loss, any award or compensation relating thereto shall be paid to the Sublessee, for the sole purpose of restoration of the Property; provided, however, that if such restoration cannot be completed prior to the end of the Basic Term, then the Sublessor may terminate this Sublease as provided in Article XV hereof and such Condemnation award or compensation shall be retained by the Sublessor (subject to Sublessee’s right to purchase the Property and Equipment and retain the Condemnation, award and compensation as provided in Article XVIII hereof); and

     (iii)  in the case of any Casualty or Condemnation that is an Event of Loss, Sublessor shall upon thirty (30) days written notice to Sublessee elect to (1) make any insurance proceeds payable with respect to such Casualty, or any award or compensation relating to a Condemnation available to Sublessee, which proceeds or award shall be paid directly to the Sublessor and made available by Sublessor to Sublessee on such conditions as the Sublessor may reasonably impose, for the sole purpose of reconstruction, refurbishment and repair or restoration of the Property; or (ii) terminate this Sublease as provided in Article XV hereof (subject to Sublessee’s right to purchase the Property and Equipment and retain the insurance proceeds and Condemnation award and compensation as provided in Article XVIII hereof);

provided, however, that, in each case, if a Sublease Event of Default shall have occurred and be continuing, such award, compensation or insurance proceeds shall be paid directly to the Sublessor or, if received by the Sublessee, shall be held in trust for the Sublessor. All amounts held by the Sublessor when a Sublease Event of Default exists hereunder on account of any award, compensation or insurance proceeds either paid directly to the Sublessor or turned over to the Sublessor may, at the option of the Sublessor, he paid to the Sublessee for the repair of damage caused by such Casualty or Condemnation in accordance with clause (d) of this Section 14. 1, but the Sublessee shall not be obligated to repair such damage unless the Sublessor makes such award, compensation or insurance proceeds available for such purpose.

     (b)  The Sublessee may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such Casualty or Condemnation and shall pay all expenses thereof At the Sublessee’s reasonable request, and at the Sublessee’s sole cost and expense, the Sublessor shall participate, and shall cause the Prime Lessor to participate, in any such proceeding, action, negotiation, prosecution or adjustment. The Sublessor and the Sublessee agree that this Sublease shall control the rights of the Sublessor and the Sublessee in and to any such award, compensation or insurance payment.

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(c) If the Sublessor or the Sublessee shall receive notice of a Casualty or of an actual, pending or threatened Condemnation of the Property or any interest therein, the Sublessor or the Sublessee, as the case may be, shall give, notice thereof to the other promptly after the receipt of such notice.

(d) If pursuant to this Section 14.1 and Section 15.1 hereof, this Sublease shall continue in full force and effect following a Casualty or Condemnation with respect to the Property, the Sublessee shall (subject to the last sentence of Section 14.1(a)(iii) above), at its sole cost and expense (and, without limitation, if any award, compensation or insurance payment is released to the Sublessee to restore the Property and is not sufficient to restore the Property in accordance with this clause (d), the Sublessee shall pay the shortfall), promptly and diligently repair any damage to the Property caused by such Casualty or Condemnation in conformity with the requirements of Sections 8.4 and 9.1 hereof, to restore the Property to at least the same condition, operative value and useful life as existed immediately., prior to such Casualty or Condemnation. Upon completion of such restoration, the Sublessee shall furnish to the Sublessor an architect’s certificate of substantial completion and an Authorized Officer’s Certificate confirming that such restoration has been completed pursuant to this Sublease.

(e) In no event shall a Casualty or Condemnation affect the Sublessee’s obligations to pay Rent pursuant to Section 3.1 or to perform its obligations and pay any amounts due on the Expiration Date or pursuant to Articles XVIII and XXI.

(f) Any Excess Casualty/Condemnation Proceeds received by the Sublessor or Sublessee which does not result in the termination of this Sublease in accordance with this Article XIV or Article XV hereof (i) as a result of a Casualty shall be retained by the Sublessee, provided the Property is restored as herein provided and the costs of restoration are paid in full, or (ii) as a result of Condemnation, shall be retained by the Sublessor.

     SECTION 14.2. Environmental Matters. Promptly upon Sublessee obtaining actual knowledge of the existence of an Environmental Violation with respect to the Property, the Sublessee shall notify the Sublessor in writing of such Environmental Violation. The Sublessee shall, without* cost or expense to Sublessor, promptly and diligently commence or cause to be commenced any response, clean up, remedial or other action to the extent required by Applicable Law to remove, clean up or remediate each Environmental Violation in accordance with the terms of Section 8.4 hereof The Sublessee shall, -upon completion of remedial action by the Sublessee for Environmental Violations described in the second sentence of this Section 14.2,, cause to be prepared by an environmental consultant reasonably acceptable to the Sublessor a report describing such Environmental Violation and the actions taken by the Sublessee (or its agents) in response to such Environmental Violation, and a statement by the consultant that such Environmental Violation has been remedied in compliance with, and to the extent required by all applicable Environmental Laws. Each Environmental Violation shall be remedied prior to the Expiration Date unless the Property has been purchased by the Sublessee in accordance with Section 18.1 hereof.

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     SECTION 14.3. Notice of Environmental Matters. Promptly, but in any event within twenty (20) Business Days from the date the Sublessee obtains knowledge thereof pursuant to written notice from any Governmental Authority, the Sublessee shall provide to the Sublessor. written notice of any pending or threatened claim, action or proceeding involving any Environmental Laws or any Release on or in connection with the Property. All such notices shall describe in reasonable detail the nature of the claim, action or proceeding and the Sublessee’s proposed response thereto. In addition, the Sublessee shall provide to the Sublessor, within twenty (20) Business Days of receipt or delivery, copies of all written communications with any Governmental Authority relating to any such Environmental Violation in connection with the Property. The Sublessee shall also promptly provide such detailed reports of any such environmental claims. In the event that the Sublessor receives written notice of any pending or threatened claim, action or proceeding involving any Environmental Laws or any Release on or in connection with the Property, the Sublessor shall promptly give notice thereof to the Sublessee. For purposes of this Article XIV, “actual knowledge” (or other words and phrases of like import) of the Sublessee shall mean the actual conscious (not constructive or imputed) knowledge of the Sublessee’s senior officer responsible for day to day operations of the Property-

ARTICLE XV

TERMINATION OF SUBLEASE

     SECTION 15.I Mandatory Termination upon Certain Events. If any of the following events occurs with respect to the Property or the Equipment:

(i) a Significant Condemnation or a Condemnation that, pursuant to Section 14.1(a) or Section 20.3 hereof, provides the Sublessor with the right to terminate this Sublease; or

(ii) a Significant Casualty or a Casualty that, pursuant to Section 14.1(a) or Section 20.3 hereof, provides the Sublessor with the right to terminate this Sublease; or

(iii) an Environmental Violation occurs or is discovered, the cost of remediation of which would exceed $2,500,000;

and the Sublessor shall have given written notice (a “Termination Notice”) to the Sublessee that, as a consequence of the occurrence of such an event, this Sublease is to be terminated, then this Sublease shall terminate thirty (30) days after Sublessee’s receipt of such notice (subject to Sublessee’s. right to purchase and acquire the Property and Equipment and retain any Casualty insurance proceeds or Condemnation award or compensation as provided in Article XVIII hereof).

     SECTION 15.2. Termination Procedures. If this Sublease is terminated pursuant to the terms in Section 15.1 above or pursuant to the exercise of the Sublessor’s remedies under Section 16.2 or otherwise, then, upon the date of such termination, Sublessee shall surrender possession of the Property and Equipment to Sublessor and any and all rights of Sublessee in the Property and Equipment shall cease as of such date of termination and shall automatically revert to the

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Sublessor. If Sublessee shall fail to surrender the Property or Equipment at the date of termination, Rent continue, equitably prorated or a daily basis, at 150% of the applicable rate immediately prior to the date of termination. Sublessee’s obligations with respect to this Section 15.2 shall survive termination of this Sublease.

ARTICLE XVI

SUBLEASE EVENTS OF DEFAULT

     SECTION 16. 1. Sublease Events of Default. The occurrence of any one or more of the following events (whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute a “Sublease Event of Default”:

(a). the Sublessee shall fail to make payment of any Basic Rent due and payable within five (5) days after receipt of written notice thereof; or

(b) the Sublessee shall fail to make payment of any Supplemental Rent due and payable within thirty (30) days after receipt of written notice thereof; or

(c) any insurance required to be maintained pursuant to Article XIII of this Sublease shall fail to be in full force and effect, and such failure shall remain uncured for a period of fifteen (15) days ; or

(d) the Sublessee shall fail to observe or perform any covenant applicable to it under this Sublease, and, in each such case, such failure shall remain unremedied for ten (10) days after written notice thereof, provided that no Sublease Event of Default shall be deemed to occur if such failure is capable of cure but cannot reasonably be cured within such period, so long as the Sublessee shall have promptly commenced the cure thereof and continues to act with diligence to cure such failure or breach and completes such cure within one hundred eighty (180) days after such notice; or

(e) the Guarantor shall fail to observe or perform any covenant of the Guarantor under the Guaranty and such failure shall continue for a period of thirty (30) days after receipt of written notice thereof, provided that no Sublease Event of Default shall be deemed to occur. if such failure is capable of cure but cannot reasonably be cured within such period, so long as the Guarantor shall have promptly commenced the cure thereof and continues to act with diligence to cure such failure or breach and completes such cure within one hundred eighty (180) days after such notice; or

(f) any representation or warranty made or deemed made by the Sublessee herein or by the Guarantor in the Guaranty or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Sublease shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made and is not cured in all material respects within thirty (30) days of Sublessee’s or Guarantor’s becoming aware thereof, provided

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that no Sublease Event of Default shall be . deemed to occur if such failure is capable of cure but cannot reasonably be cured within such period, so long as the Sublessee or the Guarantor (as applicable) shall have promptly commenced the cure thereof and continues to act with diligence to cure such failure or breach and completes such cure within one hundred eighty (180) days; or

     (g)  (i) the Sublessee or the Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation,, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Sublessee or the Guarantor shall make a general, assignment for the benefit of its creditors; or (ii) there shall be commenced against the Sublessee any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against the Sublessee or the Guarantor any case, proceeding other action, seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) any shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Sublessee or the Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (h)  the termination of any Necessary Permit or any other license or permit which termination affects the Sublessee’s ability to meet its financial or performance obligations under this Sublease and such Necessary Permit or other license or permit is not reinstated within 30 days of its termination or such longer period as may be reasonably required to reinstate such Necessary Permit, provided the Sublessee is diligently pursuing the reinstatement thereof; or

     (i)  any final judgments or orders for the payment of money in the aggregate in excess of $25,000,000 shall be rendered against the Sublessee or the Guarantor and. either such judgment is not discharged within ten (10) days following the rendering thereof (thereby causing the amount of any such judgments to be less than $25,000,000 in the aggregate) or there shall be any period during which a stay of enforcement of such judgment or order, by reason of an appeal or a bond pending appeal, shall not be in effect; or

     (j)  the Property, or the Equipment or any part thereof is destroyed or suffers an actual or constructive loss or damage in connection with any Casualty or Condemnation, and in any such case, the Property ceases to be operational as a biopharmaceutical research, development and manufacturing facility or the Equipment

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ceases to be operational for a period beyond the Expiration Date or beyond the later of (i) one hundred sixty (160) days after the receipt of any insurance awards or condemnation proceeds in connection with such Casualty or Condemnation and (ii) two hundred seventy (270) days after the occurrence of such Casualty or Condemnation, unless, in any such case, the Sublessee shall have submitted to the Sublessor a plan of restoration or repair of the Property, or the Equipment, as the case may be, and the Sublessor, in its sole discretion, shall have consented to such plan of restoration or repair (subject to the Sublessee’s right and option to acquire the Property and Equipment if the Sublessor, does not consent to such plan, as provided in Section 18.1 (a)(iv) hereof); or

     (k)  there shall have occurred a material adverse change in the business, operations or financial condition of Sublessee or Guarantor since the Commencement Date.

SECTION 16.2. Remedies.

     (a)  Upon the occurrence of any Sublease Event of Default of the. type described in clause (g) of Section 16.1 all accrued Rent (including, without limitation, all Accrued Equipment Rent, all Accrued Building Rent, all accrued Basic Rent and all accrued Supplement Rent) and all fees and other obligations of the Sublessee accrued under this Sublease, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Sublessee. In addition, upon the occurrence of any Sublease Event of Default and at any time thereafter so long as such Sublease Event of Default is continuing, the Sublessor may do one or more of the following as the Sublessor in its sole discretion shall determine, without limiting any other right or remedy the Sublessor may have on account of such Sublease Event of Default:

     (i)  The Sublessor may, by notice to the Sublessee, rescind or terminate this Sublease as to all of the Property and the Equipment as of the date specified in such notice; provided, however (A) no reletting, reentry or taking of possession of the Property or Equipment (or any portion thereof) by the Sublessor will he construed as an election on the Sublessor’s part to terminate this Sublease unless a written notice of such intention is given. to the Sublessee ‘ (B) notwithstanding any reletting, reentry or taking of possession, the Sublessor may at any time thereafter elect to terminate this Sublease for a continuing Sublease Event of Default and (C) no act or thing done by the Sublessor or any of its agents, representatives or employees and no agreement accepting a surrender of the Property or the Equipment shall be valid unless the same be made in writing and executed by the Sublessor;

     (ii)  The Sublessor may (A) demand that the Sublessee, and the Sublessee shall upon the written demand of the Sublessor, return the Property or the Equipment promptly to the Sublessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Articles VII and IX hereof as if such Property or Equipment were being returned at the end of the Basic Tern, and except as otherwise provided herein, the Sublessor shall not be liable for the reimbursement of the Sublessee for any costs and expenses incurred by the Sublessee in connection therewith and (B) without

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prejudice to any other remedy which the Sublessor may have for possession of the Property or the Equipment, and to the extent and in the manner permitted by Applicable Law, enter upon the Property or Equipment and take immediate possession of (to the: exclusion of the Sublessee) the Property or the Equipment or any part thereof and, expel or remove the Sublessee and any other Person who may be occupying the Property or using the Equipment, by summary proceedings or otherwise, all without service of process and without being deemed guilty of trespass or becoming liable to the Sublessee. for any damage which may be occasioned thereby, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to the Sublessor’s other damages, the Sublessee shall be responsible for all reasonable costs and expenses incurred by the Sublessor in connection with any reletting actually incurred; including without limitation, reasonable brokers’ fees;

     (iii)  The Sublessor may exercise any one or more of its rights and remedies under this Sublease, as the Sublessor may determine;

     (iv)  The Sublessor may, at its option, elect not to terminate Us Sublease with respect to the Property or the Equipment and continue to collect all Basic Rent, Supplemental Rent, and all other amounts due to the Sublessor (together with all costs of collection) and enforce the Sublessee’s obligations under this Sublease as and when the. same become due, or are to be performed, and at the option of the Sublessor, upon any abandonment of the Property or the Equipment by the Sublessee or re-entry of same by the Sublessor, the Sublessor may enforce, by suit or otherwise, all other covenants and conditions hereof to be performed or complied with by the Sublessee hereunder and to exercise all other remedies permitted by Applicable Law;

     (v)  The , Sublessor may exercise any other right or remedy that may be available to it under Applicable Law, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof. Separate suits may be brought to collect any such damages for any period(s), and such suits shall not in any manner prejudice the Sublessor’s right to collect any such damages for any subsequent period(s), or the Sublessor may defer any such suit until after the expiration of the Basic Term, in which event such suit shall be deemed not to have accrued until the expiration of the Basic Term; and

     (vi)  The Sublessor, to the extent permitted by Applicable Law, as a matter of right and with notice to the Sublessee, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Property or the Equipment, and the Sublessee hereby irrevocably consents to any such appointment. Any such receiver(s) shall have all of the usual powers and duties of receivers in like or similar cases and all of the powers and duties of the Sublessor in case of entry, and shall continue as such and exercise such powers until the date of confirmation of the sale of the Property or the Equipment unless such receivership is sooner terminated.

     (b)  To the maximum extent permitted by law, the Sublessee hereby waives the benefit of any appraisement, valuation, stay, extension, reinstatement and redemption

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laws now or hereafter in force and all rights of marshaling in the event of any sale of the Property or the Equipment or any interest therein.

(c) The Sublessor shall be entitled to enforce payment of the indebtedness and performance of the obligations hereunder and to exercise all rights and powers under this instrument or any laws now or hereafter in force, notwithstanding some or all of the obligations secured hereby may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this instrument nor its enforcement, shall prejudice or in my manner affect the Sublessor’s right to realize upon or enforce any other security now or hereafter held by the Sublessor, it being agreed that the Sublessor shall be entitled to enforce this instrument and any other security now or hereafter held by the Sublessor in such order and manner as the Sublessor may determine in its absolute discretion. No remedy herein conferred upon or reserved to the Sublessor is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by this Sublease to the Sublessor or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by the Sublessor.

     SECTION 16.3. Waiver of Certain Rights. Subject to the foregoing, if this Sublease shall be terminated pursuant to Section 16.2 hereof, the Sublessee waives, to the fullest extent permitted by law, (a) any notice of re-entry or the institution of legal proceedings to obtain reentry or possession; (b) any right of redemption, re-entry or repossession except as expressly provided herein; (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt or limiting the Sublessor with respect to the election of remedies; and (d) any other rights which might otherwise limit or modify any of the Sublessor’s rights or remedies under this Article XVI.

ARTICLE XVII

SUBLESSOR’S RIGHT TO CURE

     SECTION 17. 1. The Sublessor’s Right to Cure the Sublessee’s Sublease Defaults. The Sublessor, without waiving or releasing any obligation or Sublease Event of Default, may (but shall be under no obligation to) remedy any Sublease Event of Default for the account and at the sole cost and expense of the Sublessee, including the failure by the Sublessee to maintain the insurance required by Article XIII hereof, and may, to the fullest extent permitted by law, and notwithstanding any right of quiet enjoyment in favor of the Sublessee, enter upon the Property for such purpose and take all such action thereon as may be reasonably necessary or appropriate therefor (subject to Sublessor’s compliance with Sublessee’s Security Requirements). No such entry shall be deemed an eviction of the Sublessee. All reasonable actual, third party out of pocket costs and expenses so incurred (including fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by the Sublessor, shall be paid by the Sublessee to the Sublessor as Supplemental Rent.

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ARTICLE XVIII

PURCHASE PROVISIONS

     SECTION 18. 1. Purchase of the Property and the Equipment. (a) Subject to the conditions contained herein, the Sublessee shall have the option to purchase, on either (i) the second (2nd), third (3rd) or fourth (4th) anniversary of the Commencement Date, (ii) the Expiration Date, (iii) within sixty (60) days after the Sublessor’s notice to the Sublessee of the termination of this Sublease in accordance with Article XIV or Article XV hereof, (iv) within sixty (60) days after the Sublessor notifies the Sublessee that the Sublessor does not consent to a plan of restoration or repair, submitted by the Sublessee to the Sublessor pursuant to Section 16.1(j) hereof or (v) within not less than thirty (30) nor more than sixty (60) days after the Sublessee’s notice to Sublessor exercising the Sublessee’s purchase option under Section 23.2 hereof (each such date, a “Purchase Closing Date), all (but not less than all) of the Property and the Equipment at the Purchase Price, plus all accrued and unpaid Rent and all other amounts then due under this Sublease. The Sublessee’s exercise of its option pursuant to this Section 18.1 shall be subject to the condition that the Sublessee shall have delivered, with respect to its purchase options under clauses (i), (ii), (iii) and (iv) above, to the Sublessor a notice. of the Sublessee’s exercise of such purchase option not less than thirty (30) days prior to the applicable Purchase Closing Date or, with respect to its purchase option under clause (y) above, the requisite notice provided for in Section 23.2. Provided that timely notice of the exercise of a purchase option is given by the Sublessee, the Basic Term of this Sublease shall, if it would otherwise terminate prior to the Purchase Closing Date, be extended to the Purchase Closing Date.

(b) If the Sublessee exercises its option pursuant to this Section 18.1 then, upon the Sublessor’s receipt of all amounts due in connection therewith,, the Sublessor shall transfer (and cause the Prime Lessor to transfer) to the Sublessee or its designee all of the Sublessor’s (or the Prime Lessor’s) right, title and interest in and to the Property and the Equipment (including, without limitation, any insurance proceeds paid in connection with any Casualty or award or compensation paid in connection with any Condemnation, which proceeds, award or compensation shall be retained by the Sublessee) in accordance with the procedures set forth in Section 21.1(a) hereof. Such transfer shall be effective as of such Purchase Closing Date. The Sublessee may designate, in a notice given to the Sublessor not less than ten (10) Business Days prior to the closing of such purchase (time being of the essence), the transferee or transferees to whom the conveyance shall be made (if other than to the Sublessee), in which case such conveyance shall (subject to the terms and conditions set forth herein) be made to such designee; provided, however, that such designation of a transferee or transferees shall not cause the Sublessee to be released, fully or partially, from any of its obligations under this Sublease, including, without limitation, the obligation to pay to the Sublessor the Purchase Price on such Purchase Closing Date. The Sublessor reserves the right to defer any Purchase Closing Date (but not by more than 30 days) so that such Purchase Closing Date corresponds to a date on which the Prime Lessor is obligated to sell the Property and Equipment to the Sublessor under the Prime Lease.

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     SECTION 18.2. Make Whole Premium. The Sublessee acknowledges that, if the, Sublessee shall purchase the Property and Equipment on a date other than the Expiration Date, the Sublessor shall forego the collection of Basic Rent for the period (the ‘Make Whole Period”) from the Purchase Closing Date until the Expiration Date. Accordingly, the Sublessee hereby agrees to pay to the Sublessor, as part of the Purchase Price, an amount (the “Make Whole Premium”), determined as of the Purchase Closing Date, equal to the then present value of the amount of interest that would accrue, at the Base Rate in effect on the Purchase Closing Date, during the Make Whole Period on the sum of the Equipment Balance and Building Balance. Such present value shall be determined (a) based on the assumption that such. accrued interest would be paid in full on each Basic Rent Payment Date during the Make Whole Period and (b) using discount factor equal to the Prime Rate in effect as of the Purchase Closing Date, plus one percent (1%).

     SECTION 18.3 Prime Lease Purchase Option. In order to effect the provisions of this Article XVII the Sublessor agrees that, upon exercise by the Sublessee of its right and option to purchase the Property, and Equipment, the Sublessor shall exercise its right and option to purchase the Property and Equipment in accordance with the terms of the Prime Lease and direct and cause the Prime Lessor to transfer the Property and Equipment to the Sublessee in accordance with the terms of this Sublease, and, in connection therewith, the Sublessor hereby designates the Sublessee as its designee to purchase the Property and Equipment. In the event that the Purchase Price payable hereunder is less than the purchase price payable under the Prime Lease for the purchase of the Property and Equipment, the Sublessor shall be responsible for, and shall pay, the amount of such difference to the Prime Lessor (or shall reimburse the Sublessee for the amount of such difference if so paid by the Sublessee). To the extent that the Purchase Price payable by the Sublessee hereunder exceeds the purchase price payable by the Sublessor under the Prime Lease, the Sublessor shall retain the difference.

ARTICLE XIX

ACQUISITION AND SUBLEASING OF EQUIPMENT

     SECTION 19. 1. Acquisition of Equipment. The acquisition of any Equipment after the Commencement Date and the subleasing thereof by the Sublessor to the Sublessee hereunder shall be subject to the provisions of this Article XIX All Equipment to be acquired and subleased to the Sublessee shall be Qualified Equipment identified by the Sublessee, by notice to the Sublessor (the “Equipment Purchase Notice) which shall set forth, with respect to each item of Equipment identified therein, the proposed Acquisition Cost thereof and, for all such Equipment the proposed Acquisition Date thereof, which shall not be less than five (5) Business Days after the date of the Equipment Purchase Notice. The Sublessee shall provide such information as the Prime Lessor or the Sublessor may reasonably request (i) to confirm that the Equipment so identified constitutes Qualified Equipment, (ii) to confirm the Acquisition Cost of such Equipment and (iii) to enable the Prime Lessor (if it so elects) to obtain an Appraisal of such Equipment. Upon (a) the delivery by the Sublessee of the Equipment Purchase Notice, (b) the confirmation by the Sublessor that such Equipment is Qualified Equipment, (c) the completion of the Appraisal of such Equipment (to the extent required by the Prime Lessor) and (d) the confirmation of the Sublessor and the Prime Lessor of the Acquisition Cost of such

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Equipment, the Sublessor shall advance or cause the Prime Lessor to advance to the Sublessee or such other Person owning such Equipment, of an amount equal to the Acquisition Cost of such Equipment for the purchase thereof, subject to the satisfaction of the conditions set forth in Section 19.2 hereof Provided the conditions set forth in Section 19.2 are satisfied, the advance of the Acquisition Cost shall be made not later than the latest of (a) five (5) Business Days after the delivery of the Equipment Purchase Notice, (b) five (5) Business days after the Prime Lessor’s receipt of the Appraisal of such Equipment (if the Prime Lessor elects to require such Appraisal) and (c) the date so specified in the Equipment Purchase Notice.

     SECTION 19.2. Conditions to Purchase of Equipment. The purchase of any Equipment after the Commencement Date and the subleasing thereof to the Sublessee hereunder shall be subject to the following conditions:

(a)- (a) Representations and Warranties. On the date of the Equipment Purchase Notice and on the applicable Acquisition Date, the representations and warranties of the Sublessee and the Guarantor contained in Article XXIV hereof shall be true and correct in all material respects as though made on and as of such date

(b) No Sublease Event of Default. On the date of the Equipment Purchase Notice and on the applicable Acquisition Date, there shall not have occurred and be continuing any Sublease Event of Default and, after giving effect to the purchase of such Equipment and the subleasing thereof to the Sublessee, there shall not have occurred and be continuing any Sublease Event of Default.

(c) Maximum Amount. After giving effect to the acquisition of such Equipment and the subleasing thereof to the Sublessee hereunder, the Sublease Balance shall not exceed Forty Million Dollars ($40,000,000).

(d) Minimum Amount. Unless otherwise agreed to by the Sublessor, the aggregate Acquisition Cost of all Equipment added to the Sublease on any Acquisition Date shall not be less than One Million Dollars ($1,000,000), except in the case of the purchase and sublease of Equipment on the final Acquisition Date hereunder.

(e) . Acquisition Date. No Equipment shall have an Acquisition Date later than the last day of the Second Rental Period.

(f), Governmental Approvals. All approvals (if any) required from any Governmental Authority with respect to such Equipment, the acquisition thereof and the installation thereof at the Property shall have been received, except any that are not then available and that the Sublessee identifies will be available and obtained in due course when necessary for the installation of the Equipment.

(g) Taxes. All Taxes payable in connection with the acquisition of such Equipment shall have been paid or will be paid -upon the advance of the Acquisition Cost.

(h) Insurance. The Sublessee shall have furnished to the Sublessor satisfactory evidence that such Equipment is (or upon the Acquisition thereof by the

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Prime Lessor will be) covered by insurance in compliance with the provisions of Article XIII hereof.

(i) Equipment Supplement The Sublessee and the, Sublessor shall have executed and delivered a fully-completed Equipment Supplement with respect to such Equipment.

(j) Transfer Documentation. The Purchase Order for such Equipment shall have been assigned to the Sublessor, and the Prime Lessor or (if applicable under Section 19.3 hereof) the Sublessor shall have received and approved such bills of sale or other documentation as shall be reasonably necessary or appropriate to evidence the transfer to the Prime Lessor or (if applicable under the provision of Section 19.3 hereof) the Sublessor of title to such Equipment, which transfer shall be on an “as basis, without any representation or warranty other than with respect to title thereto.

(k) Authorized Officer’s Certificate. The Sublessee shall have delivered to the Sublessor the Sublessee’s certificate, dated as of the Acquisition Date of such Equipment, executed by an Authorized Officer on behalf of the Sublessee and certifying that the conditions set forth in this Article XIX have been satisfied.

     SECTION 19.3. Sublessor’s Election to Own Equipment. In the case of Equipment designated for acquisition after the date of this Sublease, the Sublessor, with respect to some or all of such Equipment, may elect, in lieu of causing the Prime Lessor to acquire such Equipment, to acquire such Equipment itself (and, if the Prime Lessor is not obligated under the Prime Lease Documents to acquire such Equipment, the Sublessor shall acquire such Equipment itself) and lease the same directly to the Sublessee. In such event, this Sublease shall constitute, with respect to such Equipment, a direct lease between the Sublessor as lessor and the Sublessee as the lessee, on all of the terms and conditions contained herein (including without limitation the Sublessee’s options to purchase), except that such Equipment shall not be subject and subordinate to the Prime Lease. With respect to any such Equipment so acquired by the Sublessor, the Sublessor may thereafter elect to sell and transfer the same to the Prime Lessor and lease the same back from the Prime Lessor, in which event the lease of such Equipment by the Sublessor to the Sublessee shall, without further action of the parties hereto, become a sublease of such Equipment by the Sublessor to the Sublessee. on all of the terms and conditions contained herein (including without limitation the Sublessee’s options to purchase).

ARTICLE XX

EQUIPMENT

     SECTION 20.1. Replacement of Equipment.

     (a)  In the event that any Equipment at any time becomes worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, the Sublessee shall replace such Equipment with other equipment meeting the requirements of clause (b) of this Section 20.1 (each a “Replacement Item’ ) on or before the first day of the next succeeding calendar month so

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long as such date is at least fifteen (15) days after the date of the event giving rise to the requirement to replace such Equipment, and if such date is within the applicable period mentioned above, the Sublessee shall effect the replacement on or before the first day of the calendar month thereafter; provided however in the event that the Sublessee is unable to replace such Equipment within such fifteen (15) day period, the Sublessee shall provide evidence that such Sublessee is working diligently toward replacing such Equipment, however in no event shall the time period required to replace such Equipment exceed sixty (60) days in cases where replacement is within the reasonable control of the Sublessee and one hundred. twenty days (120) where replacement. is outside the reasonable control of the Sublessee from the date of the event which caused such Equipment to be replaced. Notwithstanding the occurrence of any such event,, the Sublessee’s obligation to pay Rent with respect to such Equipment shall continue unabated for the then remainder of the Basic Term. Upon the satisfaction of the conditions specified in this Section 20.1, the Sublessor shall-execute and deliver, and shall cause the Prime Lessor to execute and deliver, such documents as may be required to release the Equipment which had been replaced (each a “Substituted Item”) from the terms and scope of this Sublease and the Prime Lease, all at the Sublessee’s expense. Immediately upon the effectiveness of the exchange of any Replacement Item for a Substituted Item becoming incorporated, installed o*r attached, without further act-’(i) title to the Substituted Item shall thereupon vest in the Sublessee, free and clear of all rights of the Prime Lessor and the Sublessor, and shall no longer be deemed Equipment hereunder, (ii) title to such Replacement Item shall thereupon vest in the Prime Lessor; (iii) the leasehold interest to such Replacement Item shall thereupon vest in the Sublessor; and (iv) such Replacement Item shall become subject to this Sublease and be deemed part of all Equipment subject to the Prime Lease, and this Sublease for all purposes hereof and thereof The parties hereto shall execute or cause to be executed such documents as may be reasonably necessary to effect the foregoing.

     (b)  The Sublessor shall release, or cause to be released, Substituted Items from this Sublease subject to the following conditions:

     (i)  the Replacement Items shall be located upon the Property;

5.

     (ii)  the Replacement Items shall perform at least the same function as the Substituted Items and are collectively the same or greater value, utility and useful life as the Substituted Items on the date the Replacement Items became subject to this Sublease and the Sublessee shall deliver a certificate of an Authorized Officer of the Sublessee, which certificate shall contain a representation and warranty of the Sublessee with respect to the above (such certificate to be in form and substance reasonably satisfactory to the Sublessor);

     (iii)  there shall not have occurred and be continuing any Sublease Event of Default, and no Sublease Event of Default shall occur as a result of the replacement;

     (iv)  the Sublessee shall have furnished evidence in form and substance satisfactory to the Sublessor and the Prime Lessor that such Replacement Items are free and clear of any Liens other than Permitted Liens;

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(v) all taxes, fees and other charges in connection. with the execution, delivery, recording, filing and registration of all necessary documents with respect to the Replacement Items shall have been paid or provisions for such payment shall have been made to the satisfaction of the Prime Lessor and the Sublessor; and

(vi) the Sublessor shall have received such other documents as may reasonably, be requested.

     SECTION 20.2. Identification of Equipment, Location of Equipment, Personal Prop

(a) Identification of Equipment. The Sublessee shall maintain throughout the Basic Term any and all records necessary to clearly identify and locate all Equipment subject to this Sublease and such records shall be subject to the Sublessor’s inspection. right set forth in Section 4.2 hereof

(b) Location of Equipment. Except as otherwise provided herein, the Sublessor hereby covenants, represents,, and warrants that all Equipment shall at all times (after the installation thereof) remain located upon the Property. Subject to the provisions of Sections 20.1(a), Article X and Article XI the Sublessee shall not remove the Equipment from the Property absent the prior, written consent of the Sublessor, and in the event of such consent, only in accordance with any conditions that may be required by the Sublessor. Notwithstanding the foregoing (but subject to the provisions of Section 20.4), the Sublessee may use or store, at its facility in Cambridge, Massachusetts, Equipment having an aggregate Acquisition Cost not in excess of $1,000,000 and designated in writing by the Sublessee, provided, however, that the Sublessee shall take such actions as the Sublessor or the Prime Lessor may reasonably require to assure the Prime Lessor’s and the Sublessor’s ability to take possession of such Equipment upon termination of the Prime Lease or the Sublease (as applicable).

(c) Personal Property. It is intended by the Sublessor and the Sublessee that, each item of Equipment is and shall be and remain personal property notwithstanding the manner in which such item of Equipment may be attached or affixed to realty.

     SECTION 20.3. Insurance Proceeds. In the event that all or a portion of any Equipment is damaged or destroyed (by Casualty, Condemnation or otherwise), or is lost or stolen, any insurance- proceeds, award or compensation payable with respect to such damaged, destroyed, lost or stolen Equipment shall be paid directly to the Sublessee for the sole purpose of reconstruction, refurbishment, repair or replacement of the Property; provided, however, that (a) if a Sublease Event of Default shall have occurred and be continuing, such award, compensation or insurance proceeds shall be paid directly to the Sublessor or, if received by the Sublessee, shall be held in trust for the Sublessor and (b) in the event that such reconstruction, refurbishment, repair or replacement cannot be completed prior to the end of the Term, then all such insurance proceeds payable with respect to such damage or destruction shall be retained by the Sublessor, and the Sublessor may terminate this Sublease as provided in Article XV hereof (subject to Sublessee’s option to purchase the Property and Equipment and retain the Casualty

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insurance proceeds and Condemnation award or compensation as provided in. Article XVIII hereof).

     SECTION 20.4. Return of Equipment. Upon the expiration of the Basic Term or earlier termination of this Sublease . in accordance with the terms thereof, unless the Equipment has been purchased by the Sublessee or another Person, the Sublessee shall return the Equipment. to the Sublessor in accordance with and subject to Section 15.2 hereof and the following conditions:

(a) all and not less than all of the Equipment shall be surrendered at such time;

(b) all Equipment shall be in good condition, repair and working order (ordinary wear and tear excepted) and the Sublessee shall have made all repairs as required by all Requirements of Law and Insurance Requirements; and

(c) all Equipment shall be returned to the Property.,

ARTICLE XXI

PROCEDURES RELATING TO PURCHASE

     SECTION21.1. Provisions Relating to the Exercise of Purchase Option. In connection with the Sublessee’s purchase of the Property and Equipment in accordance with Section 18.1 hereof, then, upon the applicable Purchase Closing Date and payment of the Purchase Price:

(a) the Sublessor shall execute and deliver (or direct and cause the Prime Lessor to execute and deliver) to the Sublessee or its designee, at the Sublessee’s cost and expense, to escrow for closing pursuant t o the terms hereof. (i) escrow instructions; (ii) a quitclaim deed to the Sublessee or its designee and other ‘instruments of transfer with respect to the Property sufficient to convey fee simple, marketable and insurable title to the Property free and clear of any Liens, mortgages and other encumbrances (except for Permitted Encumbrances and acts done or suffered by the Sublessee), (iii) a bill of sale with respect to the Equipment, (iv) an assignment of the Sublessor’s and the Prime Lessor’s entire interest in the Property and Equipment,~. (v) a release of the Permitted Sublessor Liens, and (vi) such other additional affidavits and instruments, in each case ‘in recordable for in and otherwise in conformity with local custom, which collectively shall transfer to Sublessee all of the Prime Lessor’s and the Sublessor’s interests in the Property and Equipment as required under this Article XXI free and clear of any mortgages and other encumbrances (except for Permitted Encumbrances and acts done or suffered by the Sublessee);

(b) (b) the Property and Equipment shall be conveyed to the Sublessee “AS IS” (except for warranties of title in the quitclaim deed) and in their then present physical condition;

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(c) the Sublessor shall (i) execute and deliver to the Sublessee and the Sublessee’s title insurance company an affidavit as to the Sublessor’s title and Sublessor Liens, (ii) cause the Prime Lessor to execute and deliver to the Sublease and the Sublessee’s title insurance company an. affidavit as to the Prime Lessor’s title and any Liens created by Prime Lessor; and (iii) execute and deliver to Sublessee in recordable form a statement of termination of this Sublease and the Prime Lease; and

(d) the Sublessee shall pay all Taxes, title insurance premiums, escrow costs and other closing expenses (other than attorney’s fees of the Sublessor and the Senior Interest Holders) related to such purchase.

ARTICLE XXII

ESTOPPEL CERTIFICATES; ACCEPTANCE OF SURRENDER; NO MERGER OF TITLE

     SECTION 22. 1. Estoppel Certificates. At any time and from time to time upon not less than twenty (20) Business Days’ prior request by the Sublessor or the Sublessee (the “Requesting Party”, the other party (whichever party shall have received such request, the “Certifying Party”) shall furnish to the Requesting Party a certificate signed by an individual having the office of vice president or higher in the Certifying Party certifying that this Sublease is in full force and effect (or that this Sublease is in full force and effect as modified and setting forth the modifications); the dates to which the Basic Rent and Supplemental Rent have been paid; to the best knowledge of the signer of such certificate, whether or not the Requesting Party is in default under any of its obligations here-under (and, if so, the nature of such alleged default); and such other matters under this Sublease as the Requesting Party may reasonably request under the circumstances giving rise to the delivery of such certificate. Any such certificate furnished pursuant to this Article XXII may be relied upon by the Requesting Party, and any existing or bona fide prospective mortgagee, purchaser or lender, and any accountant or auditor, of, from or to the Requesting Party (or any Affiliate thereof)

     SECTION 22.2. Acceptance of Surrender. No surrender to the Sublessor of this Sublease or of the Property or Equipment or of any part thereof or of any interest therein shall be valid or effective unless agreed to and accepted in writing by the Sublessor, and no act by the Sublessor or any representative or agent of the Sublessor, other than a written acceptance, shall constitute an acceptance of any such surrender.

     SECTION 22.3. No Merger of Title. There shall be no merger of this Sublease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Sublease or the leasehold estate created hereby or any interest in this Sublease or such leasehold estate, (b) the fee interest in the Property, except as may expressly be stated in a written instrument duly executed and delivered by the appropriate Person or (c) a beneficial interest in the Sublessor.

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ARTICLE XXIII

DEFAULTS UNDER PRIME LEASE DOCUMENTS

     SECTION 23. 1. Notices of Default. The Sublessor shall direct and has directed the Prime Lessor to deliver to the Sublessee a copy of any notice of any breach or default delivered by the Prime Lessor under the Prime Lease Documents. Any failure of the Prime Lessor to deliver or any delay in delivering such notice shall not affect the obligations of the Sublessor under Section 26.14 hereof or any rights or obligations of the parties under this Sublease.

SECTION 23.2. Purchase Option. If the Prime Lessor or the Sublessor gives notice of a breach or default by the Sublessor of its obligations under the Prime Lease Documents, or the, Sublessor is in default of its obligations under the Prime Lease Documents, then (unless such default or event also constitutes or results from a breach or default by the Sublessee in the performance of its obligations hereunder, in which event the provisions of this Section 23.2 shall not apply), unless the Sublessor shall deliver to the Sublessee, within sixty (60) days of the date of such notice (or such earlier date on which such breach or default, if not cured, would become a “Lease Event of Default” under the Prime Lease) reasonably satisfactory evidence that such breach or default has been cured or is being cured in accordance with the provisions of the Prime Lease, the Sublessee shall have the right and option, exercisable by notice to the Sublessor, to purchase all (but not less than all) of the Property and Equipment in accordance with the provisions of this Sublease.

ARTICLE XXIV

REPRESENTATIONS AND WARRANTIES

          As a material inducement to the Sublessor’s entry into this Sublease, the Sublessee and the Guarantor represent and warrant the following to the Sublessor as of the date hereof and as of the Commencement Date:

     SECTION 24. 1. Binding Obligations. The Sublessee is authorized to execute, deliver. and perform the obligations under this Sublease, and such obligations shall be valid and binding obligations of the Sublessee. The Guarantor is authorized to execute, deliver and perform the obligations under the Guaranty, and such obligations. shall be valid and binding obligations of the Guarantor.

     SECTION 24.2. No Violation. The Sublessee’s and the Guarantor’s execution and delivery of and. performance under this Sublease (or the Guaranty, as appropriate) do not: (a) require any consent or approval not already obtained; (b) to the Sublessee’s or the Guarantor’s actual knowledge, violate any governmental requirement or any other statute, law, regulation or ordinance or any order or ruling of any court or governmental entity; statute, law, regulation or ordinance or any order or ruling of any court or governmental entity; or (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Sublessee or the Guarantor is bound or affected.

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     SECTION 24.3. Compliance with Laws. To the actual knowledge of the Sublessee, the Sublessee has all Necessary Permits for the current use and operation of the Property and -Equipment located at the Property.

     SECTION 24.4. Financial Condition. All financial statements and information heretofore delivered. by the Sublessee or the Guarantor to the Sublessor, including, without limitation, information relating to the financial condition of the Sublessee and the Guarantor, fairly and accurately represent the financial. condition of the entities described therein and have been prepared in accordance with generally accepted accounting principles, consistently applied. The Sublessee acknowledges and agrees that the Sublessor may request and obtain additional information from third party credit reporting agencies or any such similar service regarding any of the above, including, without limitation, credit reports.

     SECTION 24.5. No Material Adverse Change. There has been no material adverse change in the business, operations or financial condition of the Sublessee or the, Guarantor since. the date of the latest financial statements finished by the Sublessee or the Guarantor to the Sublessor with respect thereto and, except as otherwise disclosed to the. Sublessor in writing, neither the Sublessee nor the Guarantor has entered into any material transaction which is not disclosed in such financial statements.

     The phrases “the Sublessee’s knowledge’ or “the Guarantor’s knowledge” and other words and phrases of like import shall mean the actual, not constructive or imputed, knowledge of the chief financial officer(s) of the Sublessee or the Guarantor without any obligation on his part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of other persons, or to research or examine any file, records, books, correspondence and the like.

ARTICLE XXV

[RESERVED]

ARTICLE XXVI

MISCELLANEOUS

     SECTION 26. 1. Survival; Severability; Etc. Anything contained in this Sublease to the contrary notwithstanding, all claims against and liabilities of the Sublessee or the Sublessor arising from events commencing prior to the expiration or earlier termination of this Sublease shall survive such expiration or earlier termination for a period of one year except as to indemnification obligations of either party, which shall continue to survive. If any term, or provision of this Sublease or any application thereof shall be declared invalid or unenforceable, the remainder of this Sublease and any other application of such term or provision shall not be affected thereby. If any right or option of the Sublessee provided in this Sublease, including any right or option described in Article XIV XV. or XVIII hereof, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule

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against perpetuities or any other rule of law relating to the vesting of an interest in or. the suspension of the power of alienation of property, then such right or option shall be exercisable only during the period which shall end twenty-one (21) years after the date of death of the last survivor of the descendants of Franklin D. Roosevelt, the former President of the United States,, Henry Ford, the deceased automobile manufacturer, and John D. Rockefeller, the founder of the Standard Oil Company, known to be alive on the date of the execution, acknowledgment and delivery of this Sublease.

     SECTION 26.2. Amendments and Modifications. Neither this Sublease nor any provision hereof may be amended, waived, discharged or terminated except by an instrument ‘in writing signed by the Sublessor and the Sublessee.

     SECTION 26.3. No Waiver. No failure by the Sublessor or the Sublessee to insist upon the strict performance of any term hereof or to exercise any right,, power or remedy upon a default here-under, and no acceptance of full or partial payment of Rent during the continuance of any such default, shall constitute a waiver of any such default or of any such term. To the fullest extent permitted by law, no waiver of any default shall affect or, alter this Sublease, and this Sublease shall continue in full force and effect with respect to any other then existing or subsequent default.

     SECTION 26.4. Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing by (i) United States mail, or (ii) a prepaid nationally recognized overnight courier service, and any such notice shall become effective when actually. received (as evidenced by the return receipt) after being deposited in the mail, certified or registered return receipt requested with appropriate postage prepaid or when delivery is first refused, or one (1) Business Day after delivery to a nationally recognized overnight courier service specifying overnight delivery, and shall be directed to the address of such Person as indicated on Exhibit C. From time to time any party may designate a new address for purposes of notice hereunder by written notice to each of the other parties hereto in accordance with this Section.

     SECTION 26.5. Successors and Assigns. All the terms and provisions of this Sublease shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

     SECTION 26.6. Headings’ and Table of Contents. The headings and table of contents in~ this Sublease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof

     SECTION 26.7. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

     SECTION 26.8. GOVERNING LAW. THIS SUBLEASE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, TUE LAWS OF

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THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     SECTION 26.9. Liability Limited. The parties hereto agree that except as specifically set forth in this Sublease, the Sublessor shall have no personal liability whatsoever to Sublessee or its respective successors and assigns for any claim or obligation based on or in respect of this Sublease or arising in any way from the transactions contemplated hereby, and recourse, if any, shall be solely had against the Sublessor’s interest in the Property and Equipment or from payments (other than payments due to the Sublessor with respect to indemnities,- reimbursement of expenses or fees, in each case payable to the Sublessor for its own account) received from the Sublessee (it being acknowledged and agreed by each party hereto that all such personal liability of the Sublessor is expressly ''Waived and released as a condition of, and as consideration for, the delivery by the Sublessor of this Sublease); provided, however, that the Sublessor shall be liable in its individual capacity (a) for its own willful misconduct or gross negligence, (b) breach of any of its representations, warranties or covenants -under this Sublease and (c) its indemnification obligations hereunder.

     SECTION 26. 10. Naming and Signage of the Property. The Sublessee shall have the sole and exclusive right, at any time and from time to time, to select the name or names of the Property, and the sole and exclusive right to determine not to use any name in connection with the Property, as well as all rights in respect of signage for or in connection with the Property, provided, however, that neither the name of the Property nor any signage shall include any reference to the Sublessor, the Prime Lessor or other Senior Interest Holder. Neither the Prime Lessor nor the Sublessor shall have or acquire any right or interest with respect to any such name or names used at any time by the Sublessee, or any trade name, trademark service mark or other intellectual property of any type of the Sublessee. The Sublessor shall cooperate with the Sublessee to effectuate the Sublessee’s sign rights hereunder, at no cost to the Sublessor.

     SECTION 26.11. Expenses. Whenever this Sublease provides for the reimbursement by the Sublessee of costs and expenses of the Sublessor or any other party, then such reimbursement obligation shall be limited to actual, out-of-pocket third-party costs and expenses including, but not limited to, reasonable attorneys’ fees.

     SECTION 26.12. Sublessor of Representations. The Sublessor represents and warrants to the Sublessee that (i) each of the Prime Lease Documents and Sublease has been duly authorized by all necessary action on the part of the Sublessor and has been duly executed and delivered by the Sublessor, (ii) the execution, delivery and performance thereof by the Sublessor will not (a) require any consent or approval of any Person, other than such consents and approvals as have been obtained, (b) to the Sublessor’s knowledge, contravene any Applicable Law binding on the Sublessor or (c) contravene or result in any breach of or constitute any default under the Sublessor’s organizational documents, or any indenture, mortgage, loan agreement, contract, partnership or joint venture agreement, lease (including without limitation the Prime Lease Documents) or other agreement or instrument to which the Sublessor is a party or by which the Sublessor is bound, and (iii) this Sublease is permitted under the Prime Lease Documents and any provisions of the Prime Lease Documents. The Sublessor further represents, wan-ants and covenants that (x) provided that the Sublessee complies with the corresponding terms and conditions of this Sublease, the Sublessor shall comply with all the terms and conditions of the Prime Lease Documents and (y) provided that the Sublessee complies with the terms and provisions of this Sublease, no provision of the Prime Lease will, nor will the Sublessor take any action to amend, modify, supplement or otherwise affect the Prime Lease Documents in a manner that will, prevent the Sublessee from realizing all of its rights under this Sublease, including, without limitation, the Sublessor’s right to purchase the Property and Equipment as provided in this Sublease. Promptly after obtaining knowledge of or receiving notice of the same, the Sublessor shall provide the Sublessee with written notice of any default by the Prime Lessor or the Sublessor under the Prime Lease Documents which would (with or without giving of notice, the passage of time or both) entitle the Prime Lessor or the Sublessor to cancel or otherwise terminate the Prime Lease.

     SECTION 26. 13. Notice of Sublease. A notice of this Sublease (and any amendment hereof) shall be executed by the Sublessor and the Sublessee and recorded, at the Sublessee’s expense, in the land records of the jurisdiction in which the Property is situate.

     SECTION 26.14. Sublessor’s Indemnification. Provided no Sublease Event of Default has occurred that is continuing, the Sublessor-shall indemnify and hold harmless the Sublessee from and against all Claims, direct or indirect (but, except as otherwise provided in the next to last sentence of this ‘ Section 26.14, not consequential), to the extent arising out of any default, by the Sublessor under the Prime Lease or any supplement thereto concerning any Equipment subleased to the Sublessee hereunder (unless such default also constitutes, or results from, a failure by the Sublessee to perform its obligations hereunder) or any consensual termination by the Sublessor and the Prime Lessor of the Prime Lease or any such supplement thereto before the Expiration Date that is not consented to be Sublessee. Damages incurred by the Sublessee pursuant to the contracts identified in Exhibit G hereto shall, notwithstanding the limitation on consequential damages set forth herein, be covered by the Sublessor’s foregoing indemnification. The purchase price paid by the Sublessee to acquire the Property and Equipment shall not constitute damages except to the extent that the same exceeds the Purchase Price that would have been payable by the Sublessee hereunder upon exercise of its option to purchase the Property and Equipment.

     SECTION 26.15. Sublessee Indemnification.

(a) Subject to the provisions of Section 26.15(b) hereof, the Sublessee hereby agrees to. indemnify, defend and hold harmless the Sublessor from and against all Claims relating to or arising. out of (i) the sublease of the Property, the Equipment or any part thereof or interest therein or the use or occupancy of the Property or the Equipment, (ii) the breach by the Sublessee of any covenant, representation or warranty in this Sublease, (iii) any occurrence on or about the Property to the extent arising out of or related to the use, operation, maintenance, possession, or occupancy of the Property or the Equipment by the Sublessee, (iv) the presence in, on or under any of the Property or Equipment of any Hazardous Materials, or any release or discharge of any Hazardous Materials on, under, from or onto any of the Property or the Equipment, which presence, release or discharge constitutes an Environmental Violation, (v) the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or -under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any of the Property or the Equipment, and

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which constitutes an Environmental Violation, (vi any lack of compliance with, Environmental Laws at the Property or with respect to the Equipment, or any act or omission causing an Environmental Violation that requires remediation or would allow any Governmental Authority to record a Lien on the land records of the Property or with respect to the Equipment, or (vii) any residual contamination on or under any of the Land, affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials at or from the Property or the Equipment.

(b) Notwithstanding the provisions of Section 26.15(a) the Sublessee shall not be required to indemnify the Sublessor under this Sublease for (i) consequential damages, (ii) any Claim arising by reason of an act or event occurring after the later of (A) the Expiration Date and (B) the Sublessee’s surrender of the Property and Equipment to the Sublessor, (ii) any Claim with respect to which the Sublessor is, obligated to indemnify the Sublessee. under Section 2.14 hereof, (iii) any Claim arising out of the willful misconduct or negligence or breach of any warranty or representation or covenant by the Sublessor under this Sublease, or (iv) any amount payable -under or in respect of the Prime Lease Documents (except to the extent such amounts are payable by the Sublessee under this Sublease). The Sublessee shall be entitled to a credit against any payment due under this Section 26.15 for any insurance recoveries or other reimbursements actually received by the Sublessor, in respect of the Claim which is the subject of the Sublessee’s indemnification hereunder, under or from any insurance paid for, directly or indirectly, by the Sublessee or assigned to the Sublessor by the Sublessee, to the extent such insurance recoveries exceed the Sublessor’s costs and expenses incurred in recouping such insurance recovery.

     SECTION 26.16. Other Agreements. Nothing contained herein shall modify or affect the rights or obligations of the parties hereto under any other contracts, agreements or business relationships between them, and the terms and conditions of this Sublease (including without limitation the indemnifications provided for under Sections 26.14 and 26.15) shall apply solely to the transaction described and provided for in this Sublease.

     SECTION 26.17. Brokers. The Sublessor and the Sublessee respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to this Sublease. Each of them will indemnify the other against and hold the other harmless from any claims for fees or commissions from anyone with whom either of them has consulted or negotiated with regard to the Property.

     SECTION 26.18.. Further Assurances’ At any time and from time to time, upon reasonable request by a party hereto, the other party, shall make, execute and deliver, or cause to be made, executed and delivered, to the requesting party, any and all such reasonable instruments of further assurance, certificates and other documents as may be reasonably necessary or desirable in order to effect, complete, or perfect, or to continue and preserve, the obligations of the parties hereunder and the purpose and intent of this Sublease.

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     IN WITNESS WHEREOF, the parties have caused this Sublease be duly executed and delivered as a sealed instrument of the date first above written.

BAXTER CAPITAL CORPORATION, as Sublessor

By:	/s/ Steven J. Meyer
Name: Steven J. Meyer Title: President & CEO

ACAMBIS, INC., as Sublessee

By:	/s/ Brian Feeney

Name: Brian Feeney Title: Controller

The undersigned Acambis plc joins in this Sublease for the limited purpose of making the representations and warranties concerning the Guarantor set forth in Article XXIV

ACAMBIS plc, as Guarantor

By:	/s/ Gordon Cameron

Name: Gordon Cameron Title: CFO

EXHIBIT A

LEGAL DESCRIPTION

     The land shown as Lot 90 on a plan entitled “Subdivision Plan Shawmut Industrial Park, Canton, Mass.”, dated October 10, 1986, prepared by James W. Haley, P.L.S.,, which plan is. recorded as Plan No. 1587 of 1986 in Plan Book 344, to which reference is made for a more particular description.

     Said Lot 90 contains 2.335 acres according to said plan.

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT C

NOTICES

If to the Sublessor.

c/o Baxter Healthcare Corporation One Baxter Parkway Deerfield, IL 60015 Attention: Treasurer

With a copy to:

Baxter Healthcare Corporation One Baxter Parkway Deerfield, IL 60015 Attention: Law Department

If to the Sublessee:

Acambis, Inc. 38 Sidney Street Cambridge, NIA 02139 Attention: Chief Financial Officer

With a copy to:

Hale and Dorr LLP 60 State Street Boston, MA 02109-1803 Attention: Keith Barnett, Esq.

EXHIBIT D
FORM OF EQUIPMENT: SCHEDULE

EQUIPMENT SCHEDULE NO.

The Acquisition Date for the Equipment subject to this Equipment Schedule is , .

2.	The Acquisition Cost for the Equipment subject to this Equipment Schedule is $ .

3.	The Equipment subjected to- the Sublease pursuant to this Equipment Schedule is described in Exhibit I hereof

     The parties acknowledge and agree that the Equipment covered hereby is subject to the Sublease as of the Acquisition Date set forth above.

BAXTER CAPITAL CORPORATION, as the Sublessor

By:

Name: Title:

ACAMBIS, INC., as the Sublessee

By:

Name: Title:

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EXHIBIT I
TO EQUIPMENT SCHEDULE

Description of	Acquisition	Acquisition
Equipment	Date	Cost

EXHIBIT E

PERMITTED ENCUMBRANCES

Rights and easements granted New England Telephone and Telegraph Company and Boston Edison Light Company by James M. Salah dated December 10, 1973 recorded with Norfolk County Registry of Deeds in Book 5054, Page 102. (Affects Shawmut Road and abutting land within ten (10’) feet of said Road).

NOTE: All references contained hereinafter to Streets, or Street addresses are shown on a Plan entitled “Subdivision Plan, Shawmut Industrial Park, Canton, Mass.” By James W. Haley dated October 10, 1986, recorded with Norfolk County Registry of Deeds as Plan No. 1587 of 1986 in Plan Book 344 (the “Survey Plan”).

Title to and rights of Elsa Hemler, her heirs, successors and assigns to a one-tenth (1/10) interest in a portion of the premises if any, due to the lack of probate of estate of Elsa Hemler who inherited a one-tenth (1/10) interest from August Pebler, which interest was purportedly conveyed by a deed recorded with Norfolk County Registry of Deeds on May 20,1955 in Book 3368, Page 395, by daughter of Elsa Hemler.

Title to and rights of Paul Pebler, his heirs, successors and assigns to a one-tenth (1/10) interest in a portion of the premises if any, due to the lack of probate of estate of Paul Pebler who inherited a one-tenth (I/ 10) interest, which interest was purportedly conveyed by a deed recorded with said Deeds on July 1, 1955 in Book 3382, page 148, by widow and son of Paul Pebler.

Riparian rights in a brook (known as Hudson Road Outlet) and drainage easement as shown on a plan entitled “Plan of Land Canton, Mass.”, dated September 10, 1968, by James W. Haley, Civil Engineer which plan is recorded with said Deeds as Plan No. 967 of 1968 in Plan Book 225.

Rights and easements granted to Boston Edison Company and New England Telephone and Telegraph Company dated July 9, 1975, recorded with said Deeds in Book 5114, Page 525. (Affects Shawmut Road and abutting land within ten (10’) feet of said Road).,

Plan entitled “ALTA/ACSM Land Title Survey, 90 Shawmut Road, Canton, Massachusetts” prepared by United Surveyors and Engineers dated November 15, 2001 discloses the following:

a)	portions of building encroach into front and side yard setbacks;

b)	sewer line crosses northwesterly portion of property adjacent to Shawmut Road.

EXHIBIT F

PERMITTED MODIFICATIONS

Initial improvements to the Property (including, without limitation, the installation of Equipment and the Sublessee’s Personalty and Equipment) made or to be made to commission the Property as a biopharmaceutical research, development and manufacturing facility, substantially in. accordance with the plans and specifications described below (as the same may be modified, amended or supplemented to complete such initial improvements):

1.     The following Drawings prepared by Bio-Metrics (Project No. 266):

TSM-1	Rees Monitor System Touch Screen Map

SK-1	New WFI and Existing/New Utilities Distribution

SK-2	WFI Distribution To Viral Side

SK-3	Bacterial WFI Drops

SK-4	Rees Monitor System Points, Remote Panels, Traffic Lights and Monitors

SK-5	HVAC Sensor Locations

SK-6	Connection Between U.S. Filter and Mueller Equipment

2.     Drawings and Specifications prepared by PS&S Engineering P.C. (Project No. 2500-003) dated November 29,2001.

EXHIBIT G

EXISTING CONTRACTS

1.     A contract dated September 20, 2000 between Oravax Inc. (now re-named Acambis, Inc.) and the Centers for Disease Control and Prevention (Contract No. 200-2000-00001).

2.     A contract dated November 2 8, 2001 between Acambis, Inc. and the Centers for Disease Control and Prevention (Contract No. 200-2000-00004).

3.     A contract manufacturing agreement dated December 5, 2000 between, inter alia, Oravax Inc. (now re-named Acambis, Inc.) and Baxter Healthcare Corporation.

EQUIPMENT SCHEDULE NO. 1

1.	The Acquisition Date for the Equipment subject to this Equipment Schedule is December 21, 2001.

2.	The Acquisition Cost for the Equipment subject to this Equipment Schedule is $10,000,000, comprised of (a) the leasehold improvements located on the Property (as defined in the Sublease), having an Acquisition Cost of $6,418,808, and (b) the Equipment described in Exhibit 1 having an Acquisition Cost of $3,581,192.

3.	The Equipment subjected to the Sublease pursuant to this Equipment Schedule consists of (a) the leasehold improvements located on the Property (as defined in the Sublease) and (b) the Equipment described in Exhibit I hereof.

     The parties acknowledge and agree that the Equipment covered hereby is subject to the Sublease as of the Acquisition Date set forth above.

BAXTER CAPITAL CORPORATION as the Sublessor

By:	/s/ Steven J. Meyer

Name: Steven J. Meyer Title: President & CEO

ACAMBIS, INC., as the Sublessee

By:	/s/ B. P. Feeney

Name: Brian P. Feeney Title: Controller

EQUIPMENT SCHEDULE NO. 2

1.	The Acquisition Date for the Equipment subject to this Equipment Schedule is December 21, 2001.

2.	The Acquisition Cost for the Equipment subject to this Equipment Schedule is $8,562,279.64.

3.	The Equipment subjected to the Sublease pursuant to this Equipment Schedule is described in Exhibit I hereof.

     The parties acknowledge and agree that the Equipment covered hereby is subject to the Sublease as of the Acquisition Date set forth above.

BAXTER CAPITAL CORPORATION as the Sublessor

By:	/s/ Steven J. Meyer
Name: Steven J. Meyer Title: President & CEO

ACAMBIS, INC., as the Sublessee

By:	/s/ B. P. Feeney

Name: Brian P. Feeney Title: Controller